EXHIBIT 99.3

UPDATED NI 43-101 TECHNICAL REPORT ON RESOURCES -
CALAIS RESOURCES INC. CONSOLIDATED CARIBOU PROJECT,
BOULDER COUNTY, COLORADO, USA
DATED AUGUST 29, 2011 PREPARED BY SRK CONSULTING (U.S.), INC.

Updated NI 43-101 Technical Report on Resources
Calais Resources Inc.
Consolidated Caribou Project
Boulder County, Colorado, USA

Prepared for:

Calais Resources Inc.
P.O. Box 653
Nederland, CO 80466-0653
+1.303.258.3806

SRK Project Number:  161800.050

Prepared by:

SRK CONSULTING
Engineers and Scientists

7175 W. Jefferson Ave.
Suite 3000
Lakewood, CO 80235

Effective Date:  February 8, 2011
Original Report Date:  February 8, 2011
Updated Report Date:  August 29, 2011

Endorsed by QP:
Bart A Stryhas, PhD. CPG

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Table of Contents

1	INTRODUCTION (ITEM 4)			1-1
	1.1	Terms of Reference and Purpose of the Report		1-1
		1.1.1	Purpose of the Report	1-1
		1.1.2	Overview of the Consolidated Caribou Project	1-1
	1.2	RELIANCE ON OTHER EXPERTS (ITEM 5)		1-1
		1.2.1	Sources of Information	1-2
	1.3	Involvement and Qualifications of Consultants (SRK)		1-2
		1.3.1	Site Visit	1-3
2	PROPERTY DESCRIPTION AND LOCATION (ITEM 6)			2-1
	2.1	Property Location		2-1
	2.2	Mineral Titles		2-1
	2.3	Location of Mineralization		2-1
	2.4	Royalties, Agreements and Encumbrances		2-2
		2.4.1	Calais Patented Claim Acquisitions	2-2
		2.4.2	Aardvark Patented Claim Acquisitions	2-3
		2.4.3	Duane Smith Trust Lease	2-4
		2.4.4	Royalties	2-4
		2.4.5	Encumbrances	2-5
	2.5	Environmental Liabilities and Permitting		2-6
		2.5.1	Required Permits and Status	2-6
		2.5.2	Compliance Evaluation	2-7
3	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY (ITEM 7)			3-1
	3.1	Topography, Elevation and Vegetation		3-1
	3.2	Climate and Length of Operating Season		3-1
	3.3	Physiography		3-1
	3.4	Access to Property		3-1
	3.5	Surface Rights		3-2
	3.6	Local Resources and Infrastructure		3-2
		3.6.1	Access Road and Transportation	3-2
		3.6.2	Power Supply	3-2
		3.6.3	Water Supply	3-2
		3.6.4	Buildings & Ancillary Facilities	3-2
		3.6.5	Tailings Storage Area	3-2
		3.6.6	Waste Disposal Area	3-2
		3.6.7	Manpower	3-3
4	HISTORY (ITEM 8)			4-1
	4.1	Ownership		4-1
	4.2	Past Exploration and Development		4-1
		4.2.1	Cross Project	4-1
		4.2.2	Caribou Project	4-3
	4.3	Historic Mineral Resource and Reserve Estimates		4-3
	4.4	Historic Production		4-4

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		4.4.1	Cross Mine	4-4
		4.4.2	Caribou Mine	4-5
5	GEOLOGICAL SETTING (ITEM 9)			5-1
	5.1	Regional Geology		5-1
	5.2	Local Geology		5-2
		5.2.1	Local Lithology	5-2
		5.2.2	Alteration	5-2
		5.2.3	Structure	5-3
6	DEPOSIT TYPE (ITEM 10)			6-1
	6.1	Geological Model		6-1
7	MINERALIZATION (ITEM 11)			7-1
	7.1	Mineralized Zones		7-1
	7.2	Surrounding Rock Types		7-1
	7.3	Relevant Geological Controls		7-2
	7.4	Type, Character and Distribution of Mineralization		7-2
8	EXPLORATION (ITEM 12)			8-1
	8.1	Surveys and Investigations		8-1
	8.2	Interpretation		8-4
9	DRILLING (ITEM 13)			9-1
	9.1	Type and Extent of Drilling		9-1
		9.1.1	Procedures	9-1
	9.2	Results		9-1
10	SAMPLING METHOD AND APPROACH (ITEM 14)			10-1
	10.1	Sampling Methods		10-1
	10.2	Factors Impacting Accuracy of Results		10-1
	10.3	Sample Quality		10-1
	10.4	Relevant Samples		10-2
11	SAMPLE PREPARATION, ANALYSES AND SECURITY (ITEM 15)			11-1
	11.1	Sample Preparation and Assaying Methods		11-1
	11.2	Quality Controls and Quality Assurance		11-1
	11.3	Interpretation		11-2
12	DATA VERIFICATION (ITEM 16)			12-1
	12.1	Quality Control Measures and Procedures		12-1
	12.2	Limitations		12-1
13	ADJACENT PROPERTIES (ITEM 17)			13-1
14	MINERAL PROCESSING AND METALLURGICAL TESTING (ITEM 18)			14-1
	14.1	Mineral Processing/Metallurgical Testing Analysis		14-1
		14.1.1	Sample Preparation and Characterization	14-1
		14.1.2	Bond’s Ball Mill Work Index	14-3
		14.1.3	Grind Studies	14-3
		14.1.4	Rougher Flotation Tests	14-3
		14.1.5	Cleaner Flotation Test	14-6
		14.1.6	Thickening Tests	14-7
		14.1.7	Filtration Tests	14-7

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		14.1.8	Conceptual Process Flowsheet	14-8
	14.2	Summary		14-8
15	MINERAL RESOURCE ESTIMATE (ITEM 19)			15-1
	15.1	Qualified Person of the Mineral Resource Estimate		15-1
	15.2	Drillhole Database		15-1
	15.3	Geology		15-1
	15.4	Block Model		15-1
	15.5	Compositing		15-2
	15.6	Specific Gravity		15-2
	15.7	Variogram Analysis		15-3
	15.8	Grade Estimation		15-3
	15.9	Block Model Validation		15-4
	15.10	Resource Classification		15-5
	15.11	Mineral Resource Statement		15-6
	15.12	Mineral Resource Sensitivity		15-6
16	OTHER RELEVANT DATA AND INFORMATION (ITEM 20)			16-1
17	INTERPRETATION AND CONCLUSIONS (ITEM 21)			17-1
	17.1	Exploration		17-1
	17.2	Analytical and Testing Data		17-1
	17.3	Resource Estimation		17-1
	17.4	Summary		17-2
18	RECOMMENDATIONS (ITEM 22)			18-1
	18.1	Recommended Work Programs		18-1
		18.1.1	Costs	18-1
19	REFERENCES (ITEM 23)			19-1
20	GLOSSARY AND ABBREVIATIONS			20-1
	20.1	Mineral Resources and Reserves		20-1
		20.1.1	Mineral Resources	20-1
		20.1.2	Mineral Reserves	20-1
	20.2	Glossary		20.3

List of Tables

Table 1: Major Zones of Mineralization	II
Table 2.3.1: Major Zones of Mineralization	2-2
Table 4.3.1: Historical Mineral Resource and Reserve Estimates	4-4
Table 7.1.1: Cross Mine Veins	7-1
Table 14.1.1: Head Analyses of Cross Mine Samples	14-2
Table 14.1.2: XRF Analyses of Cross Mine Samples	14-2
Table 14.1.3: XRF Analyses of Cross Mine Samples	14-3
Table 14.1.4: Laboratory Grind Size-Grind Time Data for Rod Mill (1kg Charge)	14-3

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Table 14.1.5: Bulk Sulfide Flotation Process Conditions (Flotation Time: 12min)	14-4
Table 14.1.6: Flotation Test Results	14-5
Table 14.1.7: Flotation Test Data	14-5
Table 14.1.8: Selective Lead and Zinc Flotation Results (Test No. 10)	14-6
Table 14.1.9: Cleaner Flotation Test Results	14-6
Table 14.1.10: Thickening Test Results for Flotation Tailing	14-7
Table 14.1.11: Thickening Test Results for Flotation Concentrate	14-7
Table 14.1.12: Filtration Data for Flotation Concentrate and Tailings	14-8
Table 15.4.1: Block Model Limits	15-2
Table 15.7.1: Variogram Results for the Cross Mine	15-3
Table 15.9.1: Statistical Comparisons of Au g/t and Ag g/t within Composite Assays and Block Model Assays of Each Vein and Model Domain	15-5
Table 15.11.1: Cross Mine Mineral Resource Statement	15-6
Table 15.12.1: Cross Mine Indicated Mineral Resource Sensitivity	15-6
Table 15.12.2: Cross Mine Inferred Mineral Resource Sensitivity	15-7
Table 18.1.1: Phase I and Phase II Drilling Recommendations	18-1
Table 20.2.1: Glossary	20-3
Table 20.2.2: Abbreviations	20-4

List of Figures

Figure 2-1: Consolidated Caribou Project General Location Map	2-8
Figure 2-2: Consolidation Caribou Project Claims	2-9
Figure 4-1: 3-D View of the Cross Underground Development	4-6
Figure 5-1: Local Lithologies of the Project	5-6
Figure 9-1: Generalized Drillhole Location Map	9-3
Figure 13-1: Mines Adjacent to the Project	13-2
Figure 14-1: Block Diagram Flow Sheet	14-10
Figure 15-1: Cross Project 3-D View of Indicated Resource Boundary	15-8
Figure 15-2: Grade versus Tonnage Relations within the Indicated Mineral Resource at the Cross Project	15-9
Figure 15-3: Grade versus Tonnage Relations within the Inferred Mineral Resource at the Cross Project	15-10

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List of Exhibits

Exhibit 2-1: Consolidated Caribou-Patented Claims	2-10
Exhibit 2-2: Consolidated Caribou-Unpatented Claims	2-13
Exhibit 9-1: Drillhole Database	9-4

List of Appendices

Appendix A
Certificate of Author

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Calais Resources Inc. Consolidated Caribou Project	I NI 43-101 Technical Report on Resources

Summary (Item 3)

Calais Resources Inc. (Calais) commissioned SRK Consulting (U.S.), Inc. to prepare a NI 43-101 compliant Technical Report on Resources for the Consolidated Caribou Project (the Project) including a description and evaluation of historical exploration work and a resource estimate categorized by Canadian Institute of Mining, Metallurgy and Petroleum (CIM) “Best Practices and Reporting Guidelines” for disclosing mineral exploration information guidelines.  This objective has been met.  The historical data was found to be collected and documented by appropriate techniques and verified by modern standards in sufficient detail to support the mineral resource estimation of this report.

This updated report differs from the NI 43-101 Technical Report on Exploration, Calais Resources Inc., Consolidated Caribou Project, Boulder County, Colorado, USA dated February 8, 2011 in certain portions of the Summary, Section 1 - Introduction, Section 4 – History and the Certificate of Author.  In addition, a Mineral Resource estimate has been included in Section 15 – Mineral Resource Estimates.

Overview

The Project is comprised of 137 patented and 105 unpatented mineral claims which cover approximately 3.5mi2 (9.1km2) within the Grand Island Mining District of Colorado, and is located approximately 21mi (34km) west of the city of Boulder, in Boulder County, Colorado, and approximately 50mi (80km) northwest of the state capital of Denver.  The Grand Island Mining District encompasses at least 15 historic mines including; Boulder County, Potosi, Native Silver, Seven Thirty, Idaho, Silver Point, and St Louis Mines.

The Project is situated within the Front Range of the Southern Rocky Mountains.  Topography is characterized by gentle to moderately sloped hillsides at elevations ranging from 9,000ft (2,743m) to 10,500ft (3,200m) above sea level.  The hills and ridges are covered mainly by residual soil and glacial till, which is drained by gentle to deeply incised creeks.  Outcrop is generally rare, perhaps 5% or less over the entire property.  Climate is considered mountainous continental, typified by frequent change.  Average minimum winter temperatures are 20°F to 30°F (-7°C to -1°C) and maximum summer temperatures are 65ºF to 75°F (18°C to 24°C).  Annual precipitation averages 18in (381mm) of rain and 139in (3,531mm) of snow.

All Calais Patented Claims carry a 2% NSR royalty until January 27, 2018.  Brigus Gold holds four Notes against Calais’ assets totaling approximately US$10.6million.  These notes are secured by Calais’ Colorado assets.  The forbearance periods for these Notes is June 30, 2011.

The Project has largely been inactive since 1998 due primarily to a lack of capital funding and a mill to process the ore.  However, before the cessation of operations, significant underground development was completed.

Further, the Project holds an active mine permit under the Colorado Division of Reclamation Mining and Safety (CDRMS) Permit M1977410, issued November 3, 1980.  This is a 110(2) permit, which limits ore extraction to 70,000stpy, approximately 200stpd (63,500tpy, approximately 181tpd) and land disturbances to less than 10ac (4ha) total.  The Cross Mine complies with all applicable state and federal regulations as well as contemporaneous reclamation of permitted disturbed areas and surrounding historic mining disturbances.

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Geology & Mineralization

This portion of Colorado is underlain by Precambrian basement rocks comprising the North American Craton, which has been intruded by Late Cretaceous igneous units.  The basement rocks experienced several periods of Precambrian deformation ranging from deep, ductile to more shallow brittle features.  Deeply rooted structural zones within the Precambrian rocks are linked to the development of the much younger Colorado Mineral Belt (CMB).  This belt consists of a northeast-southwest regional trend of mineralization and ore deposits that is approximately 250mi (402km) long and 80mi (129km) wide.

The Project lies near the northeast limit of the CMB.  It is hosted within the Precambrian Idaho Springs Gneiss and the Late Cretaceous Caribou Monzonite.

The origin of mineralization at the Project has been explained by two different models.  These both involve hydrothermal processes but differ as to whether the deposit was formed within a predominantly mesothermal or epithermal environment.

Mineralization is hosted within several distinct veins striking both east-west and north-northeast.  Individual veins range in width from inches to tens of feet and consist of open space fill zones containing quartz and disseminated sulfides flanked by mineralized and non-mineralized alteration zones.  Overall, the zone of mineralization and alteration has an average width of 5ft (1.5m).  Altered host rocks within and adjacent to veins show more limited sulfide mineralization due to a lesser amount of rock fracturing and open space fill.

Precious metals grades in the Project typically run 0.05-1.0oz/st-Au (1.7-34.3g/t-Au) and 0.2-30.0oz/st-Ag (6.8-1,029g/t-Ag).  Weathering has partially oxidized sulfide minerals to all depths tested to date.  The veins are distributed within two main sets, those that strike predominately east-west and those striking north-northeast.  A large number of these veins have been outlined throughout the modern exploration history of the Project.  The major zones of mineralization and their location within the Consolidated Caribou areas are summarized in Table 1.

Table 1:  Major Zones of Mineralization

Mineralized Zone	Cross	Caribou	Congo Chief	St. Louis	Northwestern	Silver Point
Crown Point Vein	X
Cross Vein	X
Rare Metals Vein	X
Romeo Vein	X
Juliet Stockwork	X
Anaconda Vein	X
Apache Vein System
South	X
Main	X	(Golconda?)
Intermediate	X
North	X
Potosi Vein	X
Gold Coin Vein	X
No Name Vein		X	X
Golconda Vein		X
Nelson System Veins
East		X
Intermediate		X
West		X
Poor Man Vein		X
North Poor Man Vein		X
5-30 Vein		X
Caribou Park Zone		X			X
Pandora Mine Vein		X
St. Louis Vein				X		X

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The dominant controls on gold, silver, lead and zinc mineralization at the Project are structural channeling along dilatational fault and vein planes within an environment chemically favorable for the precipitation of electrum and base metal sulfides.  Deep-seated regional structures appear to have been active at the time of mineralization and have played a vital role in the structural preparation of the host rocks and channeling of the mineralizing fluids.  The fluids and their contained metals are believed to have been derived either from a deeper magmatic source rock or from deep metamorphic processes associated with the Laramide Orogeny.

Exploration Programs

Exploration work at the Project has consisted primarily of a series of development drifts and raises, surface and underground geologic mapping, rock chip and continuous channel sampling and diamond core drilling programs from surface and underground over a period of many years.

The exploration drilling programs and supporting analytical work completed during the 17-year period between 1982-1998 can support a NI 43-101compliant resource estimation.

These exploration programs mapped, sampled and diamond core drilled extensions to all known veins, discovered several new veins and indicated several areas of anomalous mineralization.  The exploration programs were well thought-out and conducted in a professional manner.  Drilling was conducted by reputable contactors and most of the deeper drillholes were surveyed for downhole deviation.  The core was logged, split and sampled properly.  All samples were analyzed using appropriate assay procedures of the time.  The drill logging and assay results were correctly compiled onto cross-sections.  A total of 181 drillholes totaling 149,102ft (45,446m) were completed over ten years by seven different operators.  The exploration work described above resulted in the delineation of anomalous gold mineralization located within at least 14 veins, each of which average 3ft (1m) in true thickness along 300ft (91m) of strike length and 350ft (107m) of down dip extent.

Mineralogical Test Program

Resource Development Inc., (RDi) completed a metallurgical test program on the Project.  The testwork included sample compositing, composite characterization, Bond’s ball millwork index determination, flotation tests, thickening and filtration studies.  The objectives of the metallurgical study were; (1) to determine if a bulk-sulfide concentrate should be produced or two separate concentrates, namely lead and zinc concentrate, should be produced, and (2) generate data for sizing major equipment for the optimum flowsheet.  This work yielded the following results:

•	The composite sample prepared from the four individual samples, assayed 17.3g/t Au, 315g/t Ag, 0.18% Cu, 1.20% Pb and 1.16% Zn;
•	The sample had a Bond’s ball mill work index of 15.29;
•	Both bulk-sulfide flotation and sequential lead and zinc flotation schemes were evaluated. The bulk-sulfide flotation was determined to be best for maximizing precious metals recoveries;
•
Several process variables were evaluated for the bulk-sulfide flotation scheme.  They included primary grind, pH, supplementary collectors and frothers and cleaner flotation.  The optimum process conditions were determined to be a primary grind of P80 of 100 mesh or finer, pH of 9 to 10 and reagent suite of potassium amyl xanthate and methyl

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isobutyl carbonyl. Cleaner flotation resulted in significant loss of precious metals to the cleaner tailing;
•	The rougher bulk-sulfide flotation will recover approximately 11% of the weight and ±90% of gold and ±85% of silver values; and
•	Thickening and filtration tests were performed on both flotation concentrate and tailings to size thickeners and filters. The tailings can be used for backfilling the mine.

Mineral Resource Estimate

The Cross Mine resource estimation is based on information from 116 drillholes totaling 62,384ft combined with an additional 499 continuous channel samples totaling 1,863ft.  The drillhole database was completed and verified by SRK personnel and is determined to be of high quality.  The resource estimation employed wire frame solids shapes of the 14 main veins and a categorical indicator technique to develop a 2.0g/t Au grade shell for mineralization not encompassed by the main veins.  The model blocks are uniform 3.0ft x 3.0ft x 3.0ft cubes and all block grade estimates were made using 3.0ft downhole composites.  An Ordinary Kriging grade estimation algorithm was employed using a minimum of 1 and a maximum of 8 composites with no octant search restriction and no restriction on the number of drillholes.

The results of the resource estimation provided a CIM classified Indicated Mineral Resource of 33kst of material with an average grade of 0.360oz/st Au and an additional Inferred Mineral Resource of 32kst of material with an average grade of 0.335oz/st Au both using a 0.2oz/st Au cut-off.  The quality of the Cross Mine drilling and sampling data is very good and the mineral resource was classified mainly according to the general drillhole spacing and underground sampling on the veins.

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1	Introduction (Item 4)

1.1	Terms of Reference and Purpose of the Report

SRK Consulting (U.S.), Inc. (SRK) was commissioned by Calais Resources Inc. (Calais) to prepare a Canadian National Instrument 43-101 (NI 43-101) compliant Report on Resources on the Consolidated Caribou Project (the Project) located near the town of Nederland, Colorado USA.

This updated report differs from the NI 43-101 Technical Report on Exploration, Calais Resources Inc., Consolidated Caribou Project, Boulder County, Colorado, USA dated February 8, 2011 in certain portions of the Summary, Section 1 - Introduction, Section 4 – History and the Certificate of Author.  In addition, a Mineral Resource estimate has been included in Section 15 – Mineral Resource Estimates.

1.1.1 Purpose of the Report

The intent of this Technical Report on Resources is to provide the reader with the status of the Project and an understanding of geology, exploration activities and Mineral Resource estimate.

This Technical Report on Resources is prepared using the industry accepted Canadian Institute of Mining, Metallurgy and Petroleum (CIM) “Best Practices and Reporting Guidelines” for disclosing mineral exploration information, the Canadian Securities Administrators revised regulations in NI 43-101 (Standards of Disclosure For Mineral Projects) and Companion Policy 43-101CP, and CIM Definition Standards for Mineral Resources and Mineral Reserves (December 11, 2005).

1.1.2 Overview of the Consolidated Caribou Project

Calais’ Colorado mining assets are comprised of a series of patented and unpatented claims which cover approximately 3.5mi2 (9.1km2) within the Grand Island Mining District of Colorado.  These claims are referred to as the Consolidated Caribou Claims and include the following areas of underground development:

•	Cross;
•	Caribou;
•	Congo Chief;
•	St. Louis;
•	Northwestern; and
•	Silver Point.

The Caribou, Congo Chief, St. Louis, Northwestern and Silver Point workings are collectively referred to as the Caribou Property Claims (or the Upper Claims).

The Project has largely been inactive since 1998 due primarily to a lack of capital funding and a mill to process the ore.  However, before the cessation of operations, significant underground development was completed.

1.2	Reliance on Other Experts (Item 5)

The Qualified Person (QP), Bart Stryhas, has examined the historical data for the Project property provided by Calais, and has relied upon that basic data to support the statements and

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opinions presented in this Technical Report on Resources.  In the opinion of the QP, the historical data is present in sufficient detail, is credible and verifiable in the field, and is an accurate representation of the Project.

The historic documentation available for the Project is limited in certain areas, but of very good quality.  It is the opinion of the QP that there are no material gaps in the drilling and assay information for the project.  Sufficient information is available to prepare this report, and any statements in this report related to deficiency of information are directed at information, which in the opinion of the author, either has been lost over the period of inactivity and ownership transfers, is stored in non-sorted corporate file cases, or else was not gathered by previous workers.

This report includes technical information, which requires subsequent calculations to derive sub-totals, totals, and weighted averages.  Such calculations inherently involve a degree of rounding and consequently can introduce a margin of error.  Where these rounding errors occur, SRK does not consider them to be material.

The author has relied upon the work of others to describe the land tenure and land title in, referring specifically to Sections 2.1 – Property Location and 2.2 – Mineral Titles.  The information contained in these sections was obtained from Bureau of Land Management (BLM) LR2000 active claims database and Boulder County Colorado Courthouse public records.  Additionally, information was obtained from Calais’ legal counsel, Mr. John Henderson, Boulder Colorado.

The author has relied upon the work of others to describe the royalties, agreements and encumbrances in Section 2.4.  The information contained in this section was obtained from Calais’ legal counsel, Mr. John Henderson, Boulder Colorado.

1.2.1 Sources of Information

Standard professional review procedures were used in the preparation of this report.  The author reviewed historical data provided by Calais, conducted a site visit to confirm the data and mineralization, and reviewed the project site.  All of the drill core has been carefully stored indoors at the Project since it was cored.  All of the project data is historical, dating mainly from 1982 through 1998, although there are reports dating to the 1920s.  The primary historical data sources relied upon by SRK include the following: Barrett and Schuiling 1988 “Cross Project Report”, Akright 1998 “Resource Review”, legible descriptive drill logs with assay entries from the various drilling programs and original assay certificates from Skyline Lab, Cone Geochemical and Barringer Laboratories.  An electronic drillhole database containing the drill collar coordinates, downhole survey data and gold/ silver assay data was assembled by Calais and modified by SRK for to support a future resource estimation.  In February 2008, SRK collected 44 samples from 7 drillholes for analyses by ALS Chemex to provide specific gravity determinations.

1.3	Involvement and Qualifications of Consultants (SRK)

Bart Stryhas, PhD, CPG

Dr. Bart Stryhas is responsible for all sections of this report.  He has thoroughly reviewed the historical data files and provided a compilation of the historical work.  Dr. Stryhas also

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constructed a geologic model and provided the final editing for the report.  He has visited the property.  Dr. Stryhas is a “Qualified Person” as defined by NI 43-101.

The SRK Group comprises over 1,000 staff, offering expertise in a wide range of resource engineering disciplines.  The SRK Group’s independence is ensured by the fact that it holds no equity in any project and that its ownership rests solely with its staff.  This permits the SRK to provide its clients with conflict-free and objective recommendations on crucial judgment issues.  SRK has a demonstrated track record in undertaking independent assessments of Mineral Resources and Mineral Reserves, project evaluations and audits, technical reports and independent feasibility evaluations to bankable standards on behalf of exploration and mining companies and financial institutions worldwide.  The SRK Group has also worked with a large number of major international mining companies and their projects, providing mining industry consultancy service inputs.

This report has been prepared based on support by a team of consultants sourced from the SRK Group’s Denver, US office.  These consultants are specialists in the fields of geology, Mineral Resource and Mineral Reserve estimation and classification, underground mining, mineral processing, and mineral economics.

Neither SRK nor any of its employees and associates employed in the preparation of this report has any beneficial interest in Calais or in the assets of Calais.  SRK will be paid a fee for this work in accordance with normal professional consulting practice.

1.3.1 Site Visit

On February 20, 2008, Dr. Stryhas conducted a site visit of the Project.  David Young, President and CEO, and Thomas Hendricks, VP Development both of Calais made arrangements and led the tour.  There was 2-3ft (0.6-0.9m) of snow on the ground at the time of the visit.  It was a clear day with minimal wind just below freezing.  Six hours were spent on site.

The mine is situated on a moderately sloped hillside with benched level areas for the site facilities.  The site facilities consist of three main buildings and two old log cabins.  The mine portal daylights to an enclosed shop/warehouse and dry facility.  The mine office is also in the shop building.  Adjacent to these buildings is a large core warehouse which also houses the main mine compressor.  Core is neatly organized and stacked on heavy-duty core racks.  The core boxes are in excellent condition, well labeled and easily accessible.

The author spent about two hours underground on the portal level - 9,693ft (2,954m) elevation.  The underground workings at this level are in good condition.  Mineralization is apparent in a number of different veins.  Numerous channel sample locations were observed as well as several underground drillhole collars.  The general ground conditions are very good and minimal cribbing or support is present.  Several small stopes and raises were observed.

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2	Property Description and Location (Item 6)

2.1	Property Location

The Project is located approximately 21mi (34km) west of the city of Boulder, in Boulder County, Colorado, and approximately 50mi (80km) northwest of the state capital of Denver (Figure 2-1).  The Cross portal is located at 39°58’41.1”N. latitude and 105°34’20.4”W longitude (UTM coordinates 4,425,480N and 451,129E, Zone 12S).  The Caribou portal is located at 39°58’45.3”N. latitude and 105°34’21.3”W longitude (UTM coordinates 4,425,611N and 451,110E, Zone 12S).

The claim block lies approximately 5mi (8km) southeast of the Indian Peaks Wilderness area.

2.2	Mineral Titles

Calais owns or controls 137 patented and 105 unpatented mineral claims in a 3.5mi2 (9.1km2) area, which comprise the Consolidated Caribou District.  In general, these claims can be classified as:

•
The Calais Patented Claims, which comprise the Cross Project.  These claims include most of the currently disturbed and proposed development property at the Cross Mine.  Calais owns the mineral rights to all these claims; and

•
The Caribou Property (Upper) Claims represent the majority of the Consolidated Caribou District land holdings.  Aardvark Agencies, Inc. (AAI) is the “nominee owner” of a portion of the claims, which comprise the Caribou Property.  As “nominee owner”, AAI holds record title to the parcel, however Calais retains the right to occupy, explore, mine, develop, build, and/or re-acquire the property.

Patented and unpatented claims are listed in Exhibits 2-1 and 2-2, respectively.  Claims outlines are shown in Figure 2-2.

2.3	Location of Mineralization

The gold and silver-bearing veins of the Project are located within the Grand Island Mining District at the northern limit of the Colorado Mineral Belt.  Mineralization is hosted within several distinct veins striking both east-west and north-northeast.  The main vein outcroppings are located above Coon Track Creek in and around Caribou Hill.  Mineralization tested to date is confined to quartz/sulfide veins hosted with Precambrian Idaho Springs Gneiss and the Tertiary Caribou Monzonite.

A large number of gold-silver veins have been outlined throughout the modern exploration history of the Project.  The major zones of mineralization are summarized in Table 2.3.1.

These structures all have been exposed and tested by underground development and mining.

In addition to the underground development, there is a stockpile of mineralized material, and a small amount of waste rock on the surface and two mine discharge monitoring ponds.

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Table 2.3.1:  Major Zones of Mineralization

Mineralized Zone	Cross	Caribou	Congo Chief	St. Louis	Northwestern	Silver Point
Crown Point Vein	X
Cross Vein	X
Rare Metals Vein	X
Romeo Vein	X
Juliet Stockwork	X
Anaconda Vein	X
Apache Vein System
South	X
Main	X	(Golconda?)
Intermediate	X
North	X
Potosi Vein	X
Gold Coin Vein	X
No Name Vein		X	X
Golconda Vein		X
Nelson System Veins
East		X
Intermediate		X
West		X
Poor Man Vein		X
North Poor Man Vein		X
5-30 Vein		X
Caribou Park Zone		X			X
Pandora Mine Vein		X
St. Louis Vein				X		X

2.4	Royalties, Agreements and Encumbrances

Calais’ 137 patented claims were acquired in approximately three dozen acquisitions over a period of 34 years.  Calais has obtained a master title policy covering nearly all of the Project properties, including properties in the permit area.  The major acquisitions for patented lands within the resource area and permit area are described below.  Additionally, three claims are leased from the Duane Smith Trust, also discussed in this section.

2.4.1 Calais Patented Claim Acquisitions

Cross Property Acquisition – Dofflemyer Group

The Cross Property, consisting of 15-patented claims, were acquired in August 1987 by Hendricks Mining Co., from the Dofflemyer family by Warranty Deed.  These claims were subsequently transferred to Calais Resources Colorado, Inc. by deed dated March 30, 1998.  Twelve of theses patented claims [Cross lode, Cross No. 2, Cross mill site, Crown Point lode, Juliet lode, Mammoth lode, Protection lode, Rare Metals lode, Rare Metals mill site, Romeo lode, Syndicate lode and Tacoma lode] are located in the area of modern underground development and/or permit disturbance area.

Potosi Group Acquisition

The Potosi properties, consisting of 4-patented claims, were acquired in February 1988 by Hendricks Mining Co., from the William M. Warren and Aquarius Mining Co. by Warranty Deed.  These claims were subsequently transferred to Calais Resources Colorado, Inc. by deed dated March 30, 1998.  These patented claims [Alpine lode, Gold Coin lode, Potosi lode, and Worcester lode] are in located in the area of resource potential.

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Wolcott Group Acquisition

The Wolcott properties, consisting of 4-patented claims, were acquired in August 1987 by Hendricks Mining Co., from the William M. Warren and Aquarius Mining Co. by Warranty Deed.  These claims were subsequently transferred to Calais Resources Colorado, Inc. by deed dated April 8, 1998.  These patented claims [5/8 interest Garfield lode, Ready Cash lode, Silver Brick lode, and Defiance lode] are located near the area of resource potential.  Only the Garfield lode touches the area of resource potential.

Tallman Group

The Tall properties, consisting of 3-patented claims, were acquired in November 1987 by Hendricks Mining Co., from the Tallman family by Warranty Deed.  These claims were subsequently transferred to Calais Resources Colorado, Inc. by deed dated April 8, 1998.  Of these patented claims [3/8 interest Garfield lode, Ponderosa lode, and Monticello Chief lode] only the Garfield lode touches the resource area.

2.4.2 Aardvark Patented Claim Acquisitions

New York Lode and Millsite; the Brazilian lode and Millsite

The New York lode and mill site were acquired by Calais from William M. Warren and Richard A. Sigismond by Warranty Deed in October 1997 as part of a larger acquisition.  Only the New York mill site claim is within the area of resource potential and the permit area.

The Brazilian lode and Brazilian mill site claims were acquired (as part of a much larger Caribou Mine acquisition) by AAI) by Sheriff’s deed (after assignment of the Certificate of Purchase from LNRS, LLC, the successors in title by Sheriff’s sale to the interest of Nederland Mines, Inc.), on December 17, 1998.  The Brazilian lode claim is in the area of resource potential and the Brazilian mill site claim is within the permit area (a small portion is in the area of resource potential).

The New York mill site, Brazilian lode and Brazilian mill site patented claims were transferred (together with others, totaling 78 properties”) to AAI as part of a larger financing transaction involving AAI.  An Agreement executed in 1999 assigned 100% interest in 35 claims to AAI for US$0.5million.  An Agreement executed in 2000 assigned 100% interest in an additional 43 claims to AAI for US$3.5million (US$1.2million cash and US$2.3million note).  Both transfers were made subject to a recorded right to redeem and re-acquire held by Calais and further subject to a note and deed of trust in the amount of US$2.3million, held by Calais.  Calais has 10-years to redeem or re-acquire the properties.  AAI is delinquent on the US$2.3million note to Calais.  No royalties were assigned or transferred to AAI.

The Deed of Trust, recorded February 1999, from AAI to the Public Trustee of Boulder County, for the Benefit of Calais, securing an original principal indebtedness of US$2.3million affects the New York mill site, Brazilian lode and Brazilian mill site patented claims.  This Deed of Trust is purported to subordinate to the lien filed below.

In July 2003, AAI mortgaged 68 of the 78 claims for US$4.5million.  A Deed of Trust, recorded September 2003, from AAI to the Public Trustee of Boulder County, for the benefit of Broadway Mortgage Corporation, Michael E. Haws, Kemp Hanley, R. Britton Colbert, Accounts Plus, Inc and Riviera Holdings, LLC securing an original principal indebtedness of US$4.5million affects the New York mill site, Brazilian lode and Brazilian mill site patented claims.  This Deed of

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Trust has since been assigned to Irrevocable Trust U/W John H. Evans, Dan and Danna Holmes CRT II, Dan and Danna Holmes CRT I, Dan and Danna Holmes 2004 Revocable Trust, Cindy Evans, Cindy Evans CRT, American Endowment Foundation FBO Ezekial 36:26 Foundation, John and Wendy Evans CRT 1, American Endowment Foundation FBO Holmes Family Foundation, and Mary H. Perry, LLC recorded January 2007.

The New York mill site claim carries a 2% NSR until April 2018.  The April 1998 document allows repurchasing 1% of the 2% NSR royalty at any time during the term for US$0.75million.  The royalties are payable to Thomas R. Hendricks, the Estate of Marjorie J. Hendricks and John R. Henderson.

2.4.3 Duane Smith Trust Lease

The Duane Smith Trust has leased 3-patentied claims to Hendricks Mining Co.  The claims are the Laramie County lode, Homestead lode and Gilpin County lode, totaling 9.77ac (3.95ha).  Portions of the three claims are part of the permit area.  Portions of the Smith properties are traversed by the historical mine access road, this road pre-dates the location and patent of the Smith claims.

The Smith property was originally leased by Calais’ predecessors in August 1987.  The Smith property was re-leased to Calais in 2003 for a period of 15-years, and may be extended for 3 additional five-year periods.  The lease specifically grants to lessee the right to haul, process, mine, transport, store, mill, treat, or transport on or across the Leased Premises supplies, ore, rock, minerals, waste, concentrates or other material from adjacent or nearby properties worked or owned by lessee and/or its assigns.  These rights shall be known as the “Cross Mining Rights”.  Each party shall have the right to utilize existing, historical access roads, crossing the properties for all purposes.

The lease provides for a 3.5% NSR royalty on all minerals, ores, metals, concentrates, or other materials extracted and shipped from the Leased Premises.  As no mining has or will occur on these claims, and all activities involve historical access, no production royalties are incurred.

The lease specifies for a minimum advance royalty of US$3,000/yr for years 1 through 5, US$4,000/yr for years 6 through 10, US$5,000/yr for years 11 through 15.  The first 5-year lease extension is US$7,500/year and then escalated thereafter.  The minimum advance royalty may be offset with paid production royalties.

Calais is responsible for all property and personal taxes on the leased property.  Additionally, any severance or production taxes, levied on the leased claims, are apportioned.  Calais is obligated to maintain liability insurance, accidental injury or death insurance and workman’s compensation insurance for the term of term of the lease.  These leased claims are encumbered by the July 2003 Deed of Trust from Calais for the benefit of Broadway Mortgage Company described above.

2.4.4 Royalties

Calais Patented Claims

All Calais’ Patented Claims carry a 2% NSR royalty until January 27, 2018.  The January 1993 agreement allows repurchasing the 2% NSR royalty at any time during the term for US$1.5million.  The royalties are payable to Thomas R. Hendricks, the estate of Marjorie J. Hendricks and John R. Henderson.

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2.4.5 Encumbrances

Prior to February 1, 2010, Calais was in default on approximately US$10.5million based on the following:

Note	Amount (approximate) (US$000s)
Original Notes	$7,700
Additional Caribou Loan	$1,450
Congo Chief Note	$380
Purchase Agreement	$9,530
Duffy Note	$1,100
Total Debt	$10,600

Brigus Gold (Apollo Gold) Transaction

On December 9, 2009, Apollo Gold Corporation (the “Company”) entered into a replacement letter of intent (the “New LOI”) with Elkhorn Goldfields LLC (“Elkhorn”), Calais Resources Inc. and Calais Resources Colorado, Inc. (together with Calais Resources Inc., “Calais”) pursuant to which Elkhorn agreed, subject to the terms and conditions contained in the New LOI, to purchase all the outstanding capital stock in Montana Tunnels Mining, Inc. (“Montana Tunnels”), an indirect wholly owned subsidiary of the Company, which holds the Company’s 50% interest in the Montana Tunnels Mine and mill, the Diamond Hill mine and mill and any and all ancillary assets related thereto.

On February 1, 2010, Apollo Gold, Inc., entered into a definitive purchase agreement with the Company respect of the Purchase Transaction (the “Purchase Agreement”) and consummated the transactions contemplated thereby.

On February 1, 2010, Apollo Gold, Inc., a direct wholly owned subsidiary of the Company and the sole shareholder of Montana Tunnels (the “Seller”), Elkhorn and Calais entered into a definitive purchase agreement in respect of the Purchase Transaction (the “Purchase Agreement”) and consummated the transactions contemplated thereby.

Note that Montana Tunnels is a wholly owned subsidiary of Apollo Gold which subsequently merged with Linear Gold to become Brigus Gold.

Pursuant to terms of the Purchase Agreement, Montana Tunnels sold all of the capital stock of Montana Tunnels in exchange for notes valued at approximately US$9.5million.  Pursuant to the Purchase Agreement, Montana Tunnels agreed to forebear on the Original Notes and the Congo Chief Note (each of which, as noted above, is past due) until February 1, 2011.

In an Extension Agreement dated June 8, 2011, Brigus agreed to extend the forbearance period to October 31, 2011 in exchange for a cash payment of $1,000,000.  The funds were applied to accrued but unpaid interest on the Notes.

The Duffy Note

On August 1, 2005, the Company issued a note payable to a group of shareholders (The Duffy Group (“Duffy”)) for US$807,650, in exchange for US$681,000 originally infused into the Company as Share Capital, and interest accrued from the date of each infusion totaling US$126,650.  The note payable was secured by a trust deed on the Caribou Townsite and Mine.

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By December 15, 2005, the Company was no longer able to make its scheduled payments and was in default.  Since then, the note was renegotiated and restructured several times until February, 2010 when the accrued interest totaled approximately US$1.1million.

On February 19, 2010, the Duffy Group entered into an agreement with Brigus and Calais whereby the Duffy group received 10,306,790 shares of Calais common stock in connection with the forgiveness of US$453,347 in debt to Calais, the remaining balance of US$653,021 owed to Calais was assigned to Brigus, and the Duffy Group agreed to assign its right to title and interest to the “Caribou” loan property to Brigus.

On January 13, 2011, Brigus Gold agreed to extend the forbearance period to June 30, 2011, for the notes held by Brigus Gold, which are secured by the Colorado assets of the Company.

2.5	Environmental Liabilities and Permitting

The Project holds an active mine permit under the Colorado Division of Reclamation Mining and Safety (CDRMS) Permit M1977410, issued Nov 3, 1980.  This is a 110(2) permit, which limits ore extraction to 70,000stpy, approximately 200stpd (63,500tpy, approximately 181tpd) and land disturbances to less than 10ac (4ha) total.

Current mine disturbance is 2.0ac (0.8ha).  A US$15,400 bond is held by CDRMS for final reclamation of the property.

2.5.1 Required Permits and Status

The Cross Mine holds CDRMS Permit M1977410, issued Nov 3, 1980.  This is an active mine permit.  The mine can currently produce run of mine (RoM) ore for shipment to a mill.  The mine activities are a legal nonconforming use under the Boulder County Land Use Code.  Additionally, Calais holds the following permits:

•	Explosives permit No. 5-CO-013-33-1H-00625
•	Water Quality NPDES permit CO-00322751;
•	MSHA ID 0502730;
•	Colorado Air Pollution Emissions Notice (APEN) Permit No. 09BO0439F;
•	Stormwater Plan Permit No. COR040242; and
•	County building and grading permits.

Calais has announced plans to expand the current permitted operations.  Proposed activities include the development of a new mine access and expanded underground mine workings; construction and operation of an on-site surface mill; construction of an ore storage building; development of a new access and safety road connecting two currently disconnected mine areas; implementation of site drainage controls, and other site improvements.  An amendment to the existing CDMRS permit is required for these expansion activities, as well as an increase in the posted reclamation bond.  The permit disturbance will be increased to 9.35ac (3.78ha).  The current CDRMS 110 permit surface disturbance may be expanded to a maximum of less than 10ac (4ha).  RoM production greater than 70,000stpy (63,500tpy) or surface disturbance of 10 (4ha) or more acres requires Calais to permit under CDRMS 112 regulations.

Along with the amendment to the mine permit, the expansion activities trigger a Special Use Review under the Boulder County Land Use Code.  A Special Use Review Application, prepared by Walsh Environmental Scientists and Engineers LLC, was submitted in April 2008 and approved in September 2008.  The proposed mine expansion can meet the applicable criteria of

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the County Land Use Code,  Additional county building permits, county grading permits, and amendments to existing stormwater permits, NPDES permits, and APEN permits are required following approval of the expansion plans.

2.5.2 Compliance Evaluation

The Cross Mine complies with all applicable state and federal regulations as well as contemporaneous reclamation of permitted disturbed areas and surrounding historic mining disturbances.

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Figure 2-1:  Consolidated Caribou Project General Location Map

Caribou Mine
Cross Mine
Caribou Rd
Boulder Canyon Dr
Nederland
72
Eldora
4731 ft
Image U.S. Geological Survey
© 2011 Google
©2010 Google
Imagery Date: 2/29/2008
39°57'59.35" N 105°32'18.62" W elev 8553 ft
Eye alt 30233 ft

N

SRK Consulting
Engineers and Scientists

SRK Job No.: 161803

File Name: Figure 2-1.doc

Consolidated Caribou Project, Boulder County, Colorado

Source: Google Earth, 2011

Cross Project General Location Map

Date: 02/08/2011 | Approved: BaS | Figure: 2-1

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Figure 2-2:  Consolidation Caribou Project Claims

N
HISTORIC CARIBOU WORKINGS
HISTORIC CARIBOU ADIT
AND EXISTING BUILDINGS
HISTORIC CROSS ADIT
AND EXISTING BUILDINGS
HISTORIC CROSS WORKINGS
17000.00 N
16000.00 N
15000.00 N
14000.00 N
13000.00 N
12000.00 N
11000.00 N
10000.00 N
9000.00 N
8000.00 N
7000.00 N
6000.00 N

0 1000 2000 3000 4000

SCALE IN FEET

SRK Consulting
Engineers and Scientists
7175 West Jefferson Ave. Suite 3000
Denver, Colorado 80235
303-985-1333

SRK JOB NO.: 161804

FILE NAME: 161802.Fig.1.Rev.A.Claims.Map.Outline.2011-02-08.dwg

CALAIS RESOURCES

CONSOLIDATED CARIBOU PROJECT
BOULDER COUNTY, COLORADO

FIGURE 2-2

CLAIM MAP OUTLINE

DATE:	APPROVED:	FIGURE:	REVISION NO.
FEB. 2011	NM	2-2	A

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Exhibit 2-1: Consolidated Caribou-Patented Claims

Rec.	No.	Claim Name	Mineral Survey	Tax No.
1	1	Airshaft	116	28768
2	2	Alpine lode	13271	28654
3	3	Amanda lode	13172	28718
4	4	American Flag lode	12790	27015
5	5	American lode	14286	27385
6	6	Anaconda lode (100% subsurface minerals, full mining easement)	12934	27144
7	7	Apex lode	14286	27385
8	8	Arizona (west 900')	54	28768
9	8A	Arizona lode (East 500 feet)	54	28067
10	9	Arlet No. 1 lode	16705	27017
11	10	Arlet No. 2 lode	16705	27017
12	11	Arlet No. 3 lode	16705	27017
13	12	Arlet No. 4 lode	16705	27017
14	13	Barablas lode	15588	28066
15	14	Belcher lode	150	27487
16	15	Bob Tail lode (100% subsurface minerals)	13180	27144
17	15A	Bob Tail lode (full mining easement)	13180
18	16	Brazilian lode	13367A	28076
19	17	Brazilian millsite	13367B	28076
20	18	Broken Bow lode (subsurface minerals)	13146	29113
21	19	California lode	20483	28067
22	20	Canadian lode (Undivided 3/8)	666	504508
23	20A	Canadian lode (Undivided 3/8)	666	27843
24	21	Caribou lode	37	28067
25	22	Carry lode	660	28067
26	23	Central lode	481	27643-01
27	24	Chief lode	15637	27139
28	25	Columbia lode	167	28067
29	26	Comstock lode	52	28184
30	27	Conger	94A	27292-01
31	28A	Congo Chief lode	20305
32	28	Cross lode	518	27385
33	29	Cross millsite	20681B	27385
34	30	Cross No. 2	20681A	27385
35	31	Crown Point lode	6823	27385
36	32	Defiance lode	5868	28767
37	33	Develinglode	13510	28181
38	34	Douglas lode	47	28067
39	34A	Dutch Park Lode (conservation easement)	16838
40	36	East Idaho lode (Undivided 50%)	346	28409
41	37	East St. Louis lode	14592	27015
42	38	Emilie lode (Undivided 1/3)	L6I99	28575
43	39	Enterprise lode	19828	27985
44	40	Eureka lode	13685	28184
45	41	Extension lode	92	28067
46	42	Fannie lode	659	28067
47	43	Federal lode	91	28067
48	44	Garfield lode (Undivided 3/8)	522	27686
49	44A	Garfield lode (Undivided 5/8)	522	28762
50	45	Gilpin County lode	12933	28465
51	46	Golconda lode	192	28067
52	47	Gold Coin	18574	28654
53	48	Grand Island lode	61	28067
54	49	Grand View lode	297	28067
55	50	Grant County lode	115	28067

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Exhibit 2-1: Consolidated Caribou-Patented Claims (Continued)

Rec.	No.	Claim Name	Mineral Survey	Tax No.
56	51	Hidden Treasure lode	105	28067
57	52	Homestead lode	13471	28465
58	52A	Idaho Extension Lode	171
59	53	Idaho lode (39/143)	96A	27946
60	54	Idaho millsite (221/858)	96B	27947
61	55	Iron King 2 lode (minerals only - Boulder Co Surface; T. S. Hendricks RoFR)	16776	141873
62	56	Iron King lode (minerals only- Boulder Co Surface; T. S. Hendricks RoFR)	16776	141873
63	57	Iron Wonder lode (minerals only-Boulder Co Surface; T. S. Hendricks RoFR)	16776	141873
64	58	Isabel lode (aka Isabella)(Und. 10/12)	170	28069
65	59	Isabella (aka Isabel) (Undivided 1/6)	170	28740
66	60	IXL lode	85	26927
67	61	Jay lode	169	28067
68	62	Juliet lode	13272	27385
69	63	Kalamazoo lode	76	28067
70	64	Klondyke (aka Klondike) lode	14592	27015
71	65	Lafayette lode (100% subsurface minerals)	12934	27144
72	65A	Lafayette lode (full mining easement)	12934
73	66	Laramie County lode	13471	28465
74	67	Laramie County No. 2 lode	13471	27147
75	68	L. S. Root Mill Site	117	27436
76	69	Last Chance lode	14246	28213
77	70	Little Eddie lode	716	28184
78	71	Lost lode	56	28067
79	72	Main (a/k/a Maine)	102	28768
80	73	Mammoth lode	13272	27385
81	74	Monadnock lode (a/k/a Modadnoc)	274	28510
82	75	Monitor lode	227	28235
83	76	Monticello lode	15637	27139
84	77	Mt. Vernon lode	46	27486
85	78	Nation lode	12985	27789
86	79	Nation No. 2 lode	15637	27789
87	80	Nation No. 3 lode	15637	27789
88	81	National Placer	17718	27017
89	82	Nautilis (sic) a/k/a Nautilus lode	452	28185
90	83	New York lode	344A	28235
91	84	New York Millsite	344B	28235
92	85	No Name lode	77	28067
93	86	Non Pareil	6853	28072
94	87	North Star lode	5269	28456
95	88	Northpark lode	20483	28067
96	89	Northwestern lode	429	28510
97	90	Ontario lode (Southeasterly 500 feet)	55	28067
98	90A	Ontario lode (West 900 feet)	55	27487
99	91	Ophir lode	587	27940
100	92	Pandora #1 lode	20597	28182
101	93	Pandora #4 lode	20597	28182
102	94	Pay Rock lode	8480	27794
103	95	Ponderosa lode	13172	28322
104	96	Poorman lode	42	28067
105	97	Potosi	48	28654
106	98	Promise lode	149	28183
107	99	Protection lode	13272	27385
108	100	Rare Metals lode	20681A	27385
109	101	Rare Metals Millsite	2068IB	27385
110	102	Ready Cash lode	6852	28767

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Exhibit 2-1: Consolidated Caribou-Patented Claims (Continued)

Rec.	No.	Claim Name	Mineral Survey	Tax No.
111	103	Rico lode	14286	27385
112	104	Roberts Placer (minerals only - Boulder County Surface)	14284
113	105	Romeo lode	13272	27385
114	106	7-49 lode (Undivided 1/3)	16199	28575
115	107	Seven Thirty lode	71	28067
116	108	Sherman lode	93	28067
117	109	Silver Brick lode	159	28767
118	110	Silver Dollar lode	654	28067
119	111	Silver Point lode	39	27643
120	112	Smuggler lode	13219	28059
121	113	Socorro lode	104	28067
122	114	St. Louis lode	12756	27120
123	115	Spencer lode	168	28067
124	116	Standard No. 6 lode (N. & W. of Arlet No. 1 - See deed #2104541)	16705	27017
125	117	Standard No. 8 lode (N. & W. of Arlet No. 1 - See deed #2104541)	15088	27017
126	118	Standard No. 9 lode (N. & W. of Arlet No. 1 - See deed #2104541)	16705	27017
127	119	Staten Island lode	124	28238
128	120	Sunny View lode	13471	27147
129	121	Syndicate lode	15609	27385
130	122	Tacoma lode	13272	27385
131	123	Ten Fortv	287	28768
132	124	Toledo lode	20483	28067
133	125	Windy Point lode	16926	27643
134	126	Worcester lode	13271	28654
135		St. Louis lode	12745
136		Eagle Bird	12790
137		East Idaho	346

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	2-13 NI 43-101 Technical Report on Resources

Exhibit 2-2: Consolidated Caribou-Unpatented Claims

	Serial No	Claim Name/Number	County	Claim Type	Mr Twn Rng Sec
1	CMC230687	APOLLO #09	BOULDER	LODE CLAIM	06 0010S 0730W 008
2	CMC230688	APOLLO #12	BOULDER	LODE CLAIM	06 0010S 0730W 008
3	CMC230689	APOLLO #13	BOULDER	LODE CLAIM	06 0010S 0730W 008
4	CMC230690	APOLLO #14	BOULDER	LODE CLAIM	06 0010S 0730W 005
5	CMC230691	APOLLO #18	BOULDER	LODE CLAIM	06 0010S 0730W 005
6	CMC230692	APOLLO #19	BOULDER	LODE CLAIM	06 0010S 0730W 005
7	CMC230693	APOLLO #20	BOULDER	LODE CLAIM	06 0010S 0730W 005
8	CMC224379	APOLLO #21	BOULDER	LODE CLAIM	06 0010S 0730W 005
9	CMC224380	APOLLO #22	BOULDER	LODE CLAIM	06 0010S 0730W 005
10	CMC204780	BEAR #01	BOULDER	LODE CLAIM	06 0010S 0730W 008
11	CMC204781	BEAR #02	BOULDER	LODE CLAIM	06 0010S 0730W 008
12	CMC204782	BEAR #03	BOULDER	LODE CLAIM	06 0010S 0730W 008
13	CMC204783	BEAR #04	BOULDER	LODE CLAIM	06 0010S 0730W 008
14	CMC182017	BEAR #05	BOULDER	LODE CLAIM	06 0010S 0730W 008
15	CMC201312	BEAR #06	BOULDER	LODE CLAIM	06 0010S 0730W 008
16	CMC201313	BEAR #07	BOULDER	LODE CLAIM	06 0010S 0730W 009
17	CMC204784	BEAR #08	BOULDER	LODE CLAIM	06 0010S 0730W 009
18	CMC204785	BEAR #09	BOULDER	LODE CLAIM	06 0010S 0730W 009
19	CMC204786	BEAR #10	BOULDER	LODE CLAIM	06 0010S 0730W 009
20	CMC245167	BLACK BEAR #01	BOULDER	LODE CLAIM	06 0010S 0730W 008
21	CMC245168	BLACK BEAR #02	BOULDER	LODE CLAIM	06 0010S 0730W 008
22	CMC245169	BLACK BEAR #03	BOULDER	LODE CLAIM	06 0010S 0730W 008
23	CMC245170	BLACK BEAR #04	BOULDER	LODE CLAIM	06 0010S 0730W 008
24	CMC245171	BLACK BEAR #05	BOULDER	LODE CLAIM	06 0010S 0730W 007
25	CMC245172	BLACK BEAR #06	BOULDER	LODE CLAIM	06 0010S 0730W 007
26	CMC245173	BLACK BEAR #07	BOULDER	LODE CLAIM	06 0010S 0730W 006
27	CMC245174	BLACK BEAR #08	BOULDER	LODE CLAIM	06 0010S 0730W 006
28	CMC245175	BLACK BEAR #09	BOULDER	LODE CLAIM	06 0010S 0730W 006
29	CMC245182	BLACK BEAR #16	BOULDER	LODE CLAIM	06 0010S 0730W 006
30	CMC245183	BLACK BEAR #17	BOULDER	LODE CLAIM	06 0010S 0730W 006
31	CMC245184	BLACK BEAR #18	BOULDER	LODE CLAIM	06 0010S 0730W 005
32	CMC245185	BLACK BEAR #19	BOULDER	LODE CLAIM	06 0010S 0730W 005
33	CMC245186	BLACK BEAR #20	BOULDER	LODE CLAIM	06 0010S 0730W 005
34	CMC245187	BLACK BEAR #21	BOULDER	LODE CLAIM	06 0010S 0730W 008
35	CMC245188	BLACK BEAR #22	BOULDER	LODE CLAIM	06 0010S 0730W 008
36	CMC245189	BLACK BEAR #23	BOULDER	LODE CLAIM	06 0010S 0730W 005
37	CMC245190	BLACK BEAR #24	BOULDER	LODE CLAIM	06 0010S 0730W 005
38	CMC245191	BLACK BEAR #25	BOULDER	LODE CLAIM	06 0010S 0730W 005
39	CMC245192	BLACK BEAR #26	BOULDER	LODE CLAIM	06 0010S 0730W 005
40	CMC245193	BLACK BEAR #27	BOULDER	LODE CLAIM	06 0010S 0730W 005
41	CMC245196	BLACK BEAR #30	BOULDER	LODE CLAIM	06 0010S 0730W 005
42	CMC245197	BLACK BEAR #31	BOULDER	LODE CLAIM	06 0010S 0730W 005
43	CMC245198	BLACK BEAR #33	BOULDER	LODE CLAIM	06 0010S 0730W 005
44	CMC245199	BLACK BEAR #34	BOULDER	LODE CLAIM	06 0010S 0730W 005
45	CMC245200	BLACK BEAR #35	BOULDER	LODE CLAIM	06 0010S 0730W 005
46	CMC245201	BLACK BEAR #36	BOULDER	LODE CLAIM	06 0010S 0730W 007
47	CMC245202	BLACK BEAR #37	BOULDER	LODE CLAIM	06 0010S 0730W 007
48	CMC245203	BLACK BEAR #38	BOULDER	LODE CLAIM	06 0010S 0730W 007
49	CMC245204	BLACK BEAR #39	BOULDER	LODE CLAIM	06 0010S 0730W 007
50	CMC245205	BLACK BEAR #40	BOULDER	LODE CLAIM	06 0010S 0730W 007
51	CMC245206	BLACK BEAR #41	BOULDER	LODE CLAIM	06 0010S 0730W 007
52	CMC245207	BLACK BEAR #42	BOULDER	LODE CLAIM	06 0010S 0730W 007
53	CMC246237	BLACK BEAR #49	BOULDER	LODE CLAIM	06 0010S 0730W 010

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	2-14 NI 43-101 Technical Report on Resources

Exhibit 2-2: Consolidated Caribou-Unpatented Claims (continued)

	Serial No	Claim Name/Number	County	Claim Type	Mr Twn Rng Sec
54	CMC246238	BLACK BEAR #50	BOULDER	LODE CLAIM	06 0010S 0730W 010
55	CMC246239	BLACK BEAR #51	BOULDER	LODE CLAIM	06 0010S 0730W 009
56	CMC246240	BLACK BEAR #52	BOULDER	LODE CLAIM	06 0010S 0730W 009
57	CMC246241	BLACK BEAR #53	BOULDER	LODE CLAIM	06 0010S 0730W 009
58	CMC246242	BLACK BEAR #54	BOULDER	LODE CLAIM	06 0010S 0730W 009
59	CMC246256	BLACK BEAR #68	BOULDER	LODE CLAIM	06 0010S 0730W 004
60	CMC246257	BLACK BEAR #69	BOULDER	LODE CLAIM	06 0010S 0730W 004
61	CMC246258	BLACK BEAR #70	BOULDER	LODE CLAIM	06 0010S 0730W 004
62	CMC246259	BLACK BEAR #71	BOULDER	LODE CLAIM	06 0010S 0730W 004
63	CMC246260	BLACK BEAR #72	BOULDER	LODE CLAIM	06 0010S 0730W 005
64	CMC246261	BLACK BEAR #73	BOULDER	LODE CLAIM	06 0010S 0730W 005
65	CMC246262	BLACK BEAR #74	BOULDER	LODE CLAIM	06 0010S 0730W 005
66	CMC246263	BLACK BEAR #75	BOULDER	LODE CLAIM	06 0010S 0730W 005
67	CMC246264	BLACK BEAR #76	BOULDER	LODE CLAIM	06 0010S 0730W 005
68	CMC246265	BLACK BEAR #77	BOULDER	LODE CLAIM	06 0010S 0730W 005
69	CMC246266	BLACK BEAR #79	BOULDER	LODE CLAIM	06 0010S 0730W 005
70	CMC246267	BLACK BEAR #81	BOULDER	LODE CLAIM	06 0010S 0730W 004
71	CMC246268	BLACK BEAR #82	BOULDER	LODE CLAIM	06 0010S 0730W 004
72	CMC246269	BLACK BEAR #83	BOULDER	LODE CLAIM	06 0010S 0730W 004
73	CMC246270	BLACK BEAR #84	BOULDER	LODE CLAIM	06 0010S 0730W 004
74	CMC246271	BLACK BEAR #85	BOULDER	LODE CLAIM	06 0010S 0730W 004
75	CMC246272	BLACK BEAR #86	BOULDER	LODE CLAIM	06 0010S 0730W 004
76	CMC246273	BLACK BEAR #87	BOULDER	LODE CLAIM	06 0010S 0730W 004
77	CMC246274	BLACK BEAR #88	BOULDER	LODE CLAIM	06 0010S 0730W 003
78	CMC204763	GRIZZLY BEAR #01	BOULDER	LODE CLAIM	06 0010S 0730W 009
79	CMC204764	GRIZZLY BEAR #02	BOULDER	LODE CLAIM	06 0010S 0730W 009
80	CMC204765	GRIZZLY BEAR #03	BOULDER	LODE CLAIM	06 0010S 0730W 009
81	CMC204766	GRIZZLY BEAR #04	BOULDER	LODE CLAIM	06 0010S 0730W 009
82	CMC204767	GRIZZLY BEAR #05	BOULDER	LODE CLAIM	06 0010S 0730W 009
83	CMC204768	GRIZZLY BEAR #06	BOULDER	LODE CLAIM	06 0010S 0730W 009
84	CMC204769	GRIZZLY BEAR #07	BOULDER	LODE CLAIM	06 0010S 0730W 009
85	CMC204770	GRIZZLY BEAR #08	BOULDER	LODE CLAIM	06 0010S 0730W 009
86	CMC204771	GRIZZLY BEAR #09	BOULDER	LODE CLAIM	06 0010S 0730W 009
87	CMC204772	GRIZZLY BEAR #10	BOULDER	LODE CLAIM	06 0010S 0730W 009
88	CMC204773	GRIZZLY BEAR #11	BOULDER	LODE CLAIM	06 0010S 0730W 009
89	CMC204774	GRIZZLY BEAR #12	BOULDER	LODE CLAIM	06 0010S 0730W 009
90	CMC204775	GRIZZLY BEAR #13	BOULDER	LODE CLAIM	06 0010S 0730W 010
91	CMC204776	GRIZZLY BEAR #14	BOULDER	LODE CLAIM	06 0010S 0730W 010
92	CMC204777	GRIZZLY BEAR #15	BOULDER	LODE CLAIM	06 0010S 0730W 010
93	CMC204778	GRIZZLY BEAR #16	BOULDER	LODE CLAIM	06 0010S 0730W 009
94	CMC204779	GRIZZLY BEAR #17	BOULDER	LODE CLAIM	06 0010S 0730W 009
95	CMC227600	GRIZZLY BEAR #18	BOULDER	LODE CLAIM	06 0010S 0730W 008
96	CMC227601	GRIZZLY BEAR #19	BOULDER	LODE CLAIM	06 0010S 0730W 008
97	CMC252768	KODIAK BEAR NO 1-RELOC	BOULDER	LODE CLAIM	06 0010S 0730W 004
98	CMC252495	KODIAK BEAR NO 2	BOULDER	LODE CLAIM	06 0010S 0730W 004
99	CMC252496	KODIAK BEAR NO 3	BOULDER	LODE CLAIM	06 0010S 0730W 004
100	CMC252497	KODIAK BEAR NO 4	BOULDER	LODE CLAIM	06 0010S 0730W 004
101	CMC252498	KODIAK BEAR NO 5	BOULDER	LODE CLAIM	06 0010S 0730W 004
102	CMC231003	PANDORA	BOULDER	LODE CLAIM	06 0010S 0730W 005
103	CMC231004	PANDORA NO 2	BOULDER	LODE CLAIM	06 0010S 0730W 005
104	CMC231005	PANDORA NO 3	BOULDER	LODE CLAIM	06 0010S 0730W 005
105	CMC204787	PLEASANT VIEW	BOULDER	LODE CLAIM	06 0010S 0730W 009

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	3-1 NI 43-101 Technical Report on Resources

3	Accessibility, Climate, Local Resources, Infrastructure and Physiography (Item 7)

3.1	Topography, Elevation and Vegetation

The Project is situated within the Front Range of the Southern Rocky Mountains.  Topography is characterized by gentle to moderately sloped hillsides at elevations ranging from 9,000ft (2,743m) to 10,500ft (3,200m) above sea level.  The hills and ridges are covered mainly by residual soil and glacial till, which is drained by gentle to deeply incised creeks.  Outcrop is generally rare, perhaps 5% or less over the entire property.

Vegetation is typical of the Front Range, varying locally between heavy forest and mountain meadows.  The north facing slopes are densely wooded with Lodgepole Pine, Engleman Spruce and Douglas fir.  The low-lying areas are forested with Quaking Aspen, Western Willow and Red Alder.  South facing slopes are lightly wooded with Ponderosa Pine, Lodgepole Pine, Rocky Mountain Juniper and Quaking Aspen (Turnburke 2007).

The Project portal and auxiliary buildings are located on the south side of a moderately steep valley formed by Coon Track Creek.  This drainage separates Caribou Hill to the west and Boulder County Hill to the east.  Local relief as measured from the hilltops to the valley floor is approximately 500ft (152m).

3.2	Climate and Length of Operating Season

The Project has a mountainous continental climate typified by frequent change.  Average minimum winter temperatures are 20°F to 30°F (-7°C to -1°C) and maximum summer temperatures are 65ºF to 75°F (18°C to 24°C).  Annual precipitation averages 18in (381mm) of rain and 139in (3,531mm) of snow.  April and May have the most precipitation; summers are generally dry with brief but intense thunderstorms.  (Turnburke, 2007)

The surface exploration season begins in early May and continues through late November.  Underground work can continue year around.

3.3	Physiography

Colorado is divided into two major geographical regions: the Eastern Plains, and the Rocky Mountains.  The Project is located along the eastern flank of the Front Range of the Southern Rocky Mountains with an average elevation of 9,500ft (2,896m) above sea level.  The topography of the mine site is fairly gentle however, many of the surrounding mountains are steep and rugged.  Similarly, many of the nearby drainages are deeply incised.  In general, the local geomorphology is controlled by east-west trending spur ridges separated by drainage valleys.  A large bench called Caribou Flat is located approximately 1mi southwest of the mine.  This area covers nearly 1mi2 (2.6km2).

3.4	Access to Property

The Property is approximately 35 minutes from the city of Boulder, to the town of Nederland along Colorado State Highway 119.  The road access from Nederland to the Project is about 15 minutes, over 4.7mi (7.6km) of County Road 128.  The Project has year around access.  The Project site is adjacent to the county road.

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	3-2 NI 43-101 Technical Report on Resources

3.5	Surface Rights

Most of the claims which constitute the Project property are patented private property owned 100% by Calais.

3.6	Local Resources and Infrastructure

The town of Nederland, Colorado (population 1,562) provides basic hotel, restaurant, and shopping facilities.

3.6.1 Access Road and Transportation

Nederland is easily accessible, and is located 62mi (100km) from Denver International Airport on US Interstate and State Highways.  From Nederland, County Road 128 is a two lane all season gravel road capable of handling heavy truck traffic.

The Denver and Rio Grande Railroad runs through Rollinsville, Colorado approximately 3mi (4.8km) south of Nederland.

3.6.2 Power Supply

Electrical power to the mine is furnished by the Public Service Company Colorado via a 25kV, 3MW, 3-phase AC overhead line from Nederland.  Current power delivery at the site is three phase 480V, 300kVA capacity.

3.6.3 Water Supply

Potable water is provided by a 275ft (84m) deep well drilled in front of the shop building.  Calais also owns a 75% of one share of the historic Farmer’s Ditch Company.  The water is adjudicated to the Project.  Calais also has other water rights available for lease.  The portal discharges a small amount, which by Colorado law is considered to be an unregulated use of water unless it is put to beneficial use in which case, a water right must be obtained.

3.6.4 Buildings & Ancillary Facilities

There are several buildings located on the Property.  At the Cross Mine portal, a shop building incorporates an office, small warehouse, a one bay repair shop and a small mine dry housing safety equipment.  A large warehouse building is located near the portal, which provides storage for drill core, the main mine air compressor and various larger mining supplies.  At the Caribou site there is a large 2-story structure housing a shop, offices, dry and parts storage.  At the Comstock site, there is a hoist building and a large metal warehouse.  There is also a headframe at the Comstock mine.  These buildings are in good condition.  Two small cabins are also located nearby but these buildings are currently not in use.

3.6.5 Tailings Storage Area

There are no tailings on the mine property.

3.6.6 Waste Disposal Area

Most of the underground development waste rock has been used to create valley fill platforms, which provide level surface for the mine facilities.  There are no specific mine waste dumps located on the mine property – Caribou does have a large waste rock area.  Historically, waste rock was used by Boulder County in their road maintenance operations.  Boulder County and the

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	3-3 NI 43-101 Technical Report on Resources

USFS have expressed interest in using future waste rock from the Project for future County road improvement projects.

Since the mine claims are located on private property and the topography is favorable, continued valley fill waste can be used to accommodate future underground development material allowing sufficient buffer zones to nearby drainages.  The recently revised Boulder County permit allows the storage of the waste rock on the site.

3.6.7 Manpower

Due to the Project’s close proximity to several major population bases, there should be no problems securing sufficient work force.  Housing is readily available in Nederland, Boulder and other small communities throughout the area.

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	4-1 NI 43-101 Technical Report on Resources

4	History (Item 8)

4.1	Ownership

The Project property has a 135-year history of ownership.  The mine was first discovered and developed by C.M. Carol in about 1876 during the silver boom at the nearby Caribou Mine and was reported to have been worked until about 1886.

In 1890, George Teal, a prominent Colorado mining man, hired Ernest LeNeve Forester, to reopen the mine.  This was designed to be a test-mining program over a two-month period to evaluate the potential profitability.  At this time, the property consisted of one patented claim, the Cross Survey #518(Foster and Carrol 1890).

The next period of mine ownership began in 1918 when Teal partnered with Todd Dofflemyer, purchased the property and founded the Cross Gold Mining Company.  By 1937, the property included three patented claims, three unpatented claims and one mill site claim (Teal 1937).  By 1939, the property had grown to include 11-patented claims, two unpatented claims and two mill site claims (Burlingame 1939).  A reported disagreement between Teal and Dofflemyer forced the closure of the mine in late 1939.

The mine remained inactive and flooded until 1974 when Thomas Hendricks obtained a long-term mining lease from the Dofflemyer family, which included a 10% NSR.  Hendricks then entered a joint venture agreement with Columbine Minerals of Denver Co. who funded the dewatering and rehabilitation of the mine (Hendricks 1998).

In 1983, Hendricks entered into a joint venture agreement with Power Petroleum, a Canadian registered company, but could not re-open operations due to the prohibitively high Dofflemyer royalty.  Hendricks and Power Petroleum, therefore chose to place the mine on care and maintenance.  The Project remained on care and maintenance until 1986 when Hendricks entered into joint venture agreement with East West Minerals of Sidney, Australia.

During the East West partnership, the Dofflemyer family agreed to sell their ownership and their 10% NSR for US$750,000.  All of these claims were then subject to a 5% NSR royalty, if the price of gold were to exceed US$800/oz-Au and payable to Tusco (Barrett and Schuiling 1988).

By May of 1989, East West Minerals had lost a significant investment in an unrelated property and was forced to withdraw from the joint venture.  Additionally, Power Petroleum’s interest was purchased for US$200,000 and the Columbine Minerals 5% NSR was purchased for US$122,000.  Once East West pulled out Hendricks purchased their entire interest in the Project.

Over the next several years Hendricks’s partnered with several others and focused primarily on continued exploration and resource development.  By 1997, Hendricks entered an option  agreement with Calais for an earned ownership of the Project, and in 1998, Calais completed its full acquisition of the Project.

4.2	Past Exploration and Development

4.2.1 Cross Project

The Cross Project has experienced three major phases of underground development followed by an extended period of exploration drilling.

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	4-2 NI 43-101 Technical Report on Resources

The first phase occurred during the initial discovery and subsequent mine development from about 1876 to 1886.  The mine development during this period is described as a shaft 140ft (43m) deep with sublevels at -50ft (15m) and -100ft (30m) all located within the Cross Vein.  The -100ft (30m) level was connected to surface by a 200ft (61m) cross cut.  The ore recovered during this mining phase is believed to have been toll processed at a nearby stamp mill, which serviced several other small mines active in the area.

A second major phase of mine development occurred between 1933 to 1939 under the ownership of the Cross Gold Mining Company.  During this period, development included an 850ft (259m) crosscut, a winze 235ft (72m) long and development on the -75ft (23m) level, the -150ft (46m) level and the -225ft (69m) level.  The Cross Gold Mining Company had developed within the Cross, Crown Point and Rare Metals Veins and mentioned underground exploration to intersect the Romeo Vein.  At this time, all mine work had focused mainly on ore development and very little actual mining had been conducted.  No mill existed on the site and development ore was shipped to the ASARCO smelter in Leadville, Colorado.

The third era began in June of 1973 and continued to 1983.  This work was focused primarily on mining of known veins as well as the development of newly discovered veins.  Several new veins were developed including the East and West Romeo Veins where much of the production was focused.  Ore was trucked to the former Allied Flourspar Mill in Boulder Co. that had been retrofitted to produce a flotation concentrate.  The precious metal concentrate was shipped to the smelters of Cominco at Trail B.C, and ASARCO smelters in East Helena, Montana and El Paso Texas.  Burdened by a 15% NSR and declining gold prices, mining was suspended in 1986.

In 1983 a new phase of exploration work began which included extensive underground sampling and drilling.  The drilling was conducted both underground and on surface.  The underground targets were the deeper and lateral extensions of the known veins and the surface targets were down dip projections of outcrop exposures and lateral continuations of known veins.

In 1988, an underground development program was begun on the newly discovered Apache Vein.  A cross cut was driven on the portal level northwest from the western end of the Rare Metals vein for 100ft (30m) where it intersected the Apache Vein.  Drifting on the Apache vein continued to the west for approximately 150ft (46m).  Within this distance three raises and one sublevel were also driven.  In 1993, the underground drifting and sampling program was reinitiated along the Apache and North Apache Veins at the portal level.  Approximately 800ft (244m) of drifts, raises and sublevels were completed.  This further expanded the known mineralization along the Apache Vein and confirmed the width and grade of the North Apache Vein.

Between late 1982 and 1998 a total of 116 drillholes were completed totaling 62,384ft (19,015m).  This entire drill core remains on site.  It is stored in weatherproof buildings, is neatly organized and stacked on heavy duty core racks.  The core boxes are in excellent condition, well labeled and easily accessible.

Currently, the Cross Project has been developed on four main levels and ten additional sub-levels (Figure 4-1).  The primary underground access is from a portal, which services a winze accessing all the lower levels.  All levels are outfitted by rail track.  The first level at the winze is the 9,693ft (2,954m) elevation and daylights to the portal.  This level has approximately 2,700ft 823m) of drifting which access the Rare Metals, Cross, Crown Point, West Romeo, Apache and North Apache Veins.  The second level at the winze is the 9,637ft (2,937m) elevation.  This level

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Calais Resources Inc. Consolidated Caribou Project	4-3 NI 43-101 Technical Report on Resources

has approximately 1,150ft (350m) of drifting which accesses the Rare Metals, North Rare Metals, Cross, Crown Point and West Romeo Veins.  The third level at the winze is the 9,575ft (2,918m) elevation.  The level has approximately 750ft (229m) of development drifting which accesses the Rare Metals, Cross, Crown Point and West Romeo Veins.  The fourth level at the winze is the 9,509ft (2,898m) elevation.  This level has approximately 740ft (226m) of drifting which accesses the Rare Metals, Cross, Crown Point, East Romeo and Hopewell Veins.  All total there are currently 5,340ft (1,628m) of drift development, approximately 52 raises and at least 12 stopes.  The underground workings were surveyed and well documented during 1988 and this information was carefully drafted on 1:20 scale level plans.  The underground was last accessible during the 1990 drilling program.  By 1993 it was flooded to the portal level as it remains today.

4.2.2 Caribou Project

Between 1980 and 1984 a new surface facility was constructed at the portal of the Idaho Tunnel.  The Idaho Tunnel, which is the 500ft (152m)–level of the Caribou was re-opened and re-equipped over a 4,000ft (1,219m) length to the Caribou shaft.  Included in this installation was a 4.16kV underground distribution system, including 2 substations.

The Caribou shaft was dewatered and rebuilt to the 1230ft (375m)-level.  Core drilling occurred on the 500 (152m)-level and the 1230m (375m)-level.  The Company also performed geologic mapping and sampling during this time.  Two tunnels were also driven on 500 (152m)-level, one to crosscut the North Poorman vein and the other to crosscut the Golconda vein.  However, development to the Golconda vein ended approximately 85ft (26m) from the vein.

4.3	Historic Mineral Resource and Reserve Estimates

Historic resource and reserve estimates were first reported during the 1930s and have continued to evolve to through the late 1990s.  Burlingame (1939) compiled the earliest documentation of the reserve development work at the Cross Mine.  At that time, the mine had been developed down to the fourth level and the Cross, Crown Point and Rare Metals Veins had been exposed by drifting.  Sampling was reportedly conducted along all drifts within the first through third levels and along all raises within the veins.  The typical sample spacing was at 10ft (3m) intervals and only gold and silver values were used to assign economic value.  The results of the work are listed in Table 4.3.1 (Burlingame 1939).

The next resource estimation for the Cross Mine was compiled in 1988.  At this time, further development work had been completed on all four levels of the mine, several new raises were driven and several new veins had been discovered.  In addition, approximately 6,000ft (1,829m) of drilling was completed from both surface and underground.  The underground development was all tested by continuous channel samples typically spaced on 10ft-15ft (3.0m-4.6m) intervals.  Drillholes were sampled in the areas of obvious alteration or veining.  The resource estimation was compiled using polygonal estimation techniques within long sections.  The tonnage factor used was 12ft3/st (2.7t/m3).  The resource estimate was classified as material that could potentially be recovered by open pit and underground mining methods.  The results of this work are listed in Table 4.3.1 (Barrett and Schuiling 1988).

In 1990, the Cross Mine’s resource estimate was updated to incorporate the results from ten new drill holes which had tested the deeper extensions of previously known veins below the fourth level.  All of the data and procedures employed during 1988 were used for this estimate.  This resource was slightly more sophisticated in that in employed better reconciliation in three

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dimensions using regularly spaced cross sections and level plans.  The results of this work is listed below in Table 4.3.1 (Barrett 1990).

In 1998, the Cross Mine’s resource estimate was again updated to incorporate the results of underground development and drilling conducted since the 1990 estimation.  The major changes were the addition of the newly discovered Apache Vein and the extension of the Potosi Vein.  Both located west of the main mine development.  The deep resources within some previously estimated veins were re-estimated at this time using similar methods as previously and quite liberal projection distances between widely spaced drillholes.  The veins and zones which were not recalculated at this time, were slightly modified from Barrett and Schuiling’s (1988), and Barrett’s 1990 original estimations and included in the 1998 report.  The results of this work is listed in Table 4.3.1 (Akright 1998).

Pincock, Allen and Holt (PAH) were retained in 1998 by Calais to review the resource estimations of the Cross Mine completed by Akright (1998).  They too, created a polygonal resource based on long section projections of the only the veins which had been estimated by Akright.  They also presented the additional resources originally estimated by Barrett and Schuiling (1988), and Barrett (1990).  The result of this work is listed in Table 4.3.1 (Stevens 1998).

Note that methodologies employed during the historical resource estimations for the Project and the subsequent results are not NI 43-101 compliant, they are classified at the authors discretion and do not meet current CIM classification standards.  They are not reported by any cutoff guidelines, and are only described herein for a historical recounting of the deposit.

Table 4.3.1:  Historical Mineral Resource and Reserve Estimates

Year	Source	Mining method/ Resource Category	st	AuEq* Grade oz/st	Au Value/oz	Ag Value/oz
1939	Burlingame	Underground/ Proven & Probable	15,000	0.397*	$35	$0.71
1988	Barrett and Schuiling	Open Pit/ Indicated & Inferred	273,000	0.149	$450	$6.50
1988	Barrett and Schuiling	Underground/ Indicated & Inferred	250,000	0.323	$450	$6.50
1990	Barrett	Open Pit/ Indicated & Inferred	314,976	0.212	$450	$6.50
1990	Barrett	Underground/ Indicated & Inferred	215,978	0.390	$450	$6.50
1998	Akright	Underground/ Measured	165,138	0.420	$350	$5.50
1998	Akright/Barrett	Underground/ Indicated	36,762	0.384	$350	$5.50
1998	Akright/Barrett	Open Pit/ Indicated	274,052	0.153	$350	$5.50
1998	Akright	Underground/ Measured	125,850	0.445	$350	$5.50
1998	Stevens	Underground/ Measured	166,135	0.541	$350	$5.50
1998	Stevens	Underground/ Measured	125,850	0.556	$350	$5.50
* Au Equivalent calculated from listed Au and Ag dollar values

4.4	Historic Production

4.4.1 Cross Mine

Historic production from the Cross Mine has occurred during two development/mining phases.  During the mid to late 1930’s the Cross Minet experienced a sustained period of mainly development work.  At this time, the main crosscut, winze and four levels of drifting were completed.  A minor amount of stoping is noted in the literature but there are no records of actual production.  The historical records note the lack of a mill on site however, no reference of toll milling from nearby facilities is indicated.

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During the period of 1973 to 1990 the Cross Mine was reopened and retrofit for small scale production.  The earliest production occurred in 1976 the when mine was producing about 10stpd (9tpd), by 1980 a production rate of 80stpd (73tpd) had been achieved and the mine employed 11 workers.  The ore was being trucked to the former Allied Flourspar Mill in Boulder Co., which had been retrofit to produce a flotation concentrate.  The precious metal concentrate was shipped to the smelters of Cominco at Trail B.C, and ASARCO smelters in East Helena, Montana and El Paso Texas.

This production was primarily from within the Cross, Crown Point, East Romeo, West Romeo, Juliet and Rare Metals Veins.  Hendricks Mining Co (1991) reports that total production between 1977 and 1986 was in the order of 27,000st (24,500t).  During that period, the mine is reported to have produced 5,000oz of gold, 125,000oz of silver and several hundred thousand pounds of lead and zinc (Barrett and Schuiling 1988)  Burdened by a 15% NSR and gold prices which had declined from US$600/oz to US$400/oz by 1983, the mining was suspended.

4.4.2 Caribou Mine

Historic production at the Caribou Mine commenced in 1869 and continued uninterrupted until the War Closure Act of 1940.  Operations resumed in 1945 and continued until 1955 when the owner closed the mine.  Concentrate was shipped to the Caribou Consolidated smelter in Nederland until 1919, when the smelter burned down.  Subsequent production was shipped to the ASARCO smelter in Leadville, Colorado.

Over the history of operations, the Caribou Mine veins produced 20Moz of silver, and a substantial amount of gold.  A total of 31 veins were mined.

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Figure 4-1:  3-D View of the Cross Underground Development

9800 L
9700 L
9600 L
9500 L
9400 L
8900 E
9000 E
9100 E
9200 E
9300 E
9400 E
9500 E
9600 E
9700 E
9800 E

Main Levels in Blue, Sublevels in Orange, Raises in Green and Stopes in Purple

SRK Consulting Engineers and Scientists	**Consolidated Caribou Project, Boulder County, Colorado**	**3-D view of the Cross Underground Development**
SRK Job No.: 161803		
File Name: Figure 4-1.doc		Date: 05/07/2008 · Approved: BaS · **Figure: 4-1**

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5	Geological Setting (Item 9)

5.1	Regional Geology

This portion of Colorado is underlain by Precambrian basement rocks comprising the North American Craton, which has been intruded by Late Cretaceous igneous units.  The basement rocks experienced several periods of Precambrian deformation ranging from deep, ductile to more shallow brittle features.  Deeply rooted structural zones within the Precambrian rocks are linked to the development of the much younger Colorado Mineral Belt (CMB).  This belt consists of a northeast-southwest regional trend of mineralization and ore deposits that is approximately 250mi (402km) long and 80mi (129km) wide.

The oldest rocks in the area are the Idaho Springs Gneiss and the Swandyke Hornblende Gneiss.  The Idaho Springs Gneiss is dated by a peak metamorphic event at 1.775-1.700Ga (Finiol 1992, Hedge et al 1967).  This unit varies from banded quartz biotite gneiss to well foliated quartz biotite sillimanite schist, each of these contain abundant migmatites.  The Swandyke Hornblende Gneiss is believed to be contemporaneous or slightly younger than the Idaho Springs Gneiss (Finiol 1992).  This unit consists of interlayered amphibolites, calc-silicates and schists.  These rocks were likely formed during the Middle Proterozoic when the Mojave and Yavapai provinces were accreted onto the Wyoming Archean Province.  This event was followed by the development of the igneous rocks comprising the Boulder Batholith dated at 1.65-1.73Ga.  The batholith consists primarily of granodiorite but ranges between gabbro and granite.  These may have been intruded syn-kinematic to the metamorphism as witness by concordant contacts with the older units (Hedge et al 1967).  The youngest Precambrian units in the area are the Silver Plume Batholith.  This unit is dated at 1.35-1.48Ga, and consists of unfoliated granites and quartz monzonites with contacts discordant to the surrounding rocks.

The regional Precambrian history has played an important role in the subsequent development of the CMB.  Tewto and Sims (1963) believe that the CMB follows an ancient zone of weakness defined by NE trending shear zones of Precambrian age.  In many places, this major shear is flanked by smaller en echelon structures.  Movement originated along these structures at about 1.4Ga and has continued throughout the history of the Precambrian rocks present (Wilson and Sims 2003).  The early deformation involved ductile shearing accompanying regional folding and development of a pervasive anisotropy that was reactivated later in the Precambrian during a more brittle movement phase.

The Paleozoic history of the region is dominated by the development of a passive margin forming the western boundary of the North American Craton.  During much of this time, the highlands of the area were eroded, transporting sediment westward and depositing it at the eastern limit of the Colorado Plateau sedimentary sequence.  During the late Devonian, the Antler Arc collided with the western North American margin creating a back arc marine basin.  As this deformation proceeded eastward, the Uncompahgre Uplift and the Ancestral Rocky Mountains were creating during the late Pennsylvanian.  The area remained relatively stable until the Late Cretaceous when the onset of the Laramide Orogeny began, the origin of which remains debatable.  A popular theory is that the subduction of the Farallon plate changed to a very shallow angle displacing the active zone eastward to the deeply rooted Ancestral Rocky Mountains where uplift and pluton development occurred (Blakey 1997).  It was at this time, when the deeply rooted Precambrian shear zones became crucial to the development of the

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CMB.  These structures focused the intrusive plutons; they channeled mineralization fluids and formed zones of structural weakness, which were again reactivated to develop zones of dilation and vein deposition.  Magmatism within the CMB occurred during two main phases, the earliest and most extensive from about 70-60Ma and a later more localized event between 57-42Ma (Gable 1984).  In the earlier phase, intrusive activity occurred throughout the entire length of the CMB.  In the later phase intrusive activity was limited to the central and northeast parts.  The intrusive rocks are comprised of a bimodal compositional range.  Calc-alkaline intrusive units occur throughout the belt but are concentrated in the central part.  In contrast, alkaline intrusives typically occur near the northeast and southwest terminations of the belt.  In this area, the igneous intrusive rocks associated with Laramide activity consist primarily of the Caribou Stock.  This unit has a monzonite to quartz monzonite composition.

5.2	Local Geology

The Project lies near the northeast limit of the CMB.  It is hosted within the Precambrian Idaho Springs Gneiss and the Late Cretaceous Caribou Monzonite.  The local geology of the Project is very well documented in a Masters Research thesis by Kerry Holland (1994).  Much of the following text is derived from this thesis.

5.2.1 Local Lithology

In the vicinity of the Mine area, there are four common rock types.  These include: the Precambrian age, Idaho Springs Gneiss, Boulder Creek Granodiorite and Swandyke Hornblende Gneiss; and the Tertiary age, Caribou Monzonite (Figure 5-1).

The Idaho Springs Gneiss consists of a well-foliated and banded gneiss composed of medium to coarse grained quartz-biotite-plagioclase-orthoclase with accessory magnetite and apatite.  The unit has a zebra appearance due to the differentiation of biotite within the lithic banding.  Granite migmatites comprise nearly one-half of its total volume.  The migmatite consists of coarse grained, fairly planar bodies which are predominantly parallel foliation but also clearly cross cut it.  Mica rich schist units also occur within the gneiss, hosting sillimanite that attests to the high peak metamorphic grade the unit has experienced.

The Swandyke Hornblende Gneiss consists of a dark gray to black, medium to fine grained, well-foliated amphibolite unit.  It is composed primarily of hornblende and plagioclase with lesser pyroxene, biotite and quartz.  The unit occurs in two relatively continuous bodies located south of the mine and likely represents small, localized mafic intrusions that were subsequently metamorphosed in the Precambrian.

The Boulder Creek Granodiorite consist of a weakly foliated paleo-igneous unit.  It is composed of fine to medium-grained quartz-K-spar-plagioclase-biotite and minor hornblende.  It is differentiated from the gneiss mainly by the lack of conspicuous banding, but does have well developed foliation near its contacts.

The Caribou Stock is extremely variable in composition.  It consists predominantly of monzonite and quartz-monzonite but also ranges to dioritic and gabbroic phases.  The monzonite phases are composed of medium-grained plagioclase-orthoclase-quartz-biotite-clinopyroxene-hornblende with accessory magnetite and apatite, giving the unit a black color.  The stock has been dated at 62.6Ma placing it within the older phases of CMB igneous activity (Marvin et al 1974).

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5.2.2 Alteration

Alteration has been subdivided into five types (Holland 1994).  These include from oldest to youngest; the muscovite-sericite-phengite-chlorite type (MSCP), adularia type, carbonate type, muscovite-sericite-phengite-chlorite-adularia-ankerite type (MSPCAA) and the smectite-kaolinite type.

The earliest phase of MSCP alteration appears as a bleached clay rich, white to pale green envelope around veins.  It has an inner zone rich in muscovite-sericite-phengite and chlorite.  This passes outward into a predominantly chlorite rich zone.  The sericite-chlorite and phengite are very fine grained (<100μm) and commonly replace primary mafic minerals.  Muscovite is fine to medium grained becoming coarser grained outward from the veins.  The chlorite in the outer zone is also medium grained.

The adularia alteration overprints the MSCP and is associated with specular hematite and secondary quartz.  It is distinguished by fine-grained adularia giving the rock a distinctive pink color.  The adularia alteration also shows a distinct zoning.  It has euhedral coarser grains associated with quartz close to the veins and passes into anhedral finer grains without quartz outward from the veins.

The carbonate alteration is closely associated with the slightly later MSPCAA alteration and macroscopically is very difficult to differentiate.  The mineralogy consists of rhombohedral carbonate grains mainly replacing quartz.

The MSPCAA alteration has similar texture to the MSCP alteration and may have formed during a continuous evolution of the proceeding types.  It clearly overprints the earlier MSCP.  The MSPCAA alteration also shows distinctive zonation outward from the veins, which is reflected by a color change from a bleached pale green color outward to a partially bleached gray color.  Adjacent to the veins, fresh orthoclase passes outward to a zone of secondary quartz and adularia.  This grades into a sericite-chlorite-phengite zone that replaces the orthoclase.  Further, outward, a zone of inter-grown muscovite and ankerite are replacing biotite which passes into to a zone of ankerite replacing hornblende, augite and some magnetite.

The smectite-kaolinite alteration appears as a light blue-green friable rock with abundant biotite.  It occurs primarily in the monzonite and only within zones that were not affected by the earlier alteration types.

The distribution of alteration is intimately associated with the host unit.  Within the Idaho Springs Gneiss, the alteration halos tend to be narrower, typically less than 6in adjacent to discrete veins and wider in stockwork zones.  The Caribou Monzonite hosts much larger alteration halos.  Here the width of the alteration is dependent on the width of the veins and its associated type of mineralization.  In general, the presence of adularia is intimately tied to the precious metal mineralization and potassium concentration can be used as a local and regional exploration tool.

5.2.3 Structure

The structural history of the Project has been long-lived and very complex.  The oldest deformational events are preserved within the Precambrian units and these have subsequently been overprinted by a rich history of deformation through the present day.

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The earliest preserved structures are the regional foliation and shear fabrics within the Idaho Springs Gneiss and along the contacts of the Boulder Creek Granodiorite.  These fabrics developed during regional Precambrian metamorphism, and have influenced all subsequent deformational events.  The regional foliation within the immediate Project area strikes predominantly northeast and dips steeply north-northwest.  The foliation does display a range of orientations that may be due to a later folding or due to deflection along steeply dipping shear zones.  Precambrian shear zones have not been mapped in the mine area but are believed to have exerted strong influence on the younger brittle structures that control fault and vein development (Francis 1987).

The younger, brittle structures present in the Project area consist predominantly of faults and veins, which cut all rock types.  These features host the mineralization and are believed to have formed both proceeding and during the emplacement of the precious and base metals.  In many cases, earlier faults were subsequently dilated and became veins and earlier veins have been overprinted by fault movement.  The faults and veins occur in two predominate orientations.  One set strikes east to east-southeast dipping vertical and the other set strikes north to north-northeast dipping steeply to the east and west.

The major faults structures appear to be oriented along an east-southeast strike and dip steeply north to vertical.  These structures locally cut the earlier metamorphic foliation but appear to tie into older deeply rooted shear zones (Holland 1994).  Holland (1994) noted the presence of six different kinematic indicators that indicated two episodes of fault movement.  The earliest was left lateral strike-slip movement along the east-west striking structures.  This was overprinted by right lateral strike-slip movement along minor east-northeast striking structures.  The Rare Metals Vein appears to represent a major east-west vertical fault structure that was subsequently dilated and filled by quartz veining.  This structure likely passes westward into the east-southeast striking, vertical dipping Apache, North Apache and Potosi Veins.

Vein formation was intimately linked to the faulting and nearly all of the known veins oriented parallel to the north-northeast fabric root into the east-west fault structures.  Underground mapping has shown that where the north-northeast striking veins intersect the east-west striking Rare Metals Vein the structures appear to merge within a zone of increased dilation.  This relation and the general orientation of the two structures suggest that the north-northeast striking veins have likely formed as an en echelon vein set related to left lateral movement along the east-west faults.

The north-northeast vein sets have two distinctive dip orientations.  Those in the western part of the mine area, namely the Romeo, Arapahoe and Veins dip steeply to the east.  In contrast, those in the eastern part of the mine area, namely the Crown Point, Cross and Hopewell dip steeply to the west.  Deep drilling below the fourth level has shown that these veins appear to merge downward into a “root zone”.

Holland (1994) proposed that the structures present at the Project tie into the regional Arapaho Pass Fault (APF) and the Junction Ranch Faults (JRF).  These are well-known Precambrian fault zones originally mapped by Lovering and Goddard (1950).  The APF is mapped along strike to the west where it disappears under glacial cover.  The JRF is also mapped along strike but to the southeast.  Geller (1993) proposed that these two structures were important in localizing the emplacement of the Caribou Monzonite.  Holland (1994) further refined this idea to suggest that left lateral movement on the structures created a dilatational fault jog between the two structures.

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This same model is then used to explain the presence of the large open space fill veins at the Project.

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Figure 5-1:  Local Lithologies of the Project

R. 74 W.
105°35'
R. 73 W.
BALD MTN
POMEROY MTN
CARIBOU
PARK
Boundary of area mapped in detail, see pl. 35
GREAT NORTHERN MINE
BOULDER COUNTY HILL
ST LOUIS MINE
Caribou
KLONDIKE MTN
CARIBOU HILL
Cross Mine
CARIBOU
FLAT
Grand Island
MINERAL
MTN
HICKS GULCH
ELDORADO
MTN
Hessie
T. 1 S.
1 0 1 Mile
Datum is mean sea level
EXPLANATION
QUATERNARY
Alluvium
TERTIARY(?)
Dikes of alkali syenite, diorite, monzonite or sodic granite
Ultramafic rocks
Quartz monzonite, monzonite, and andesite
Diorite, diabase, and gabbro
Pegmatite
PRECAMBRIAN
Boulder Creek granite
Granite and quartz monzonite
Quartz monzonite gneiss and gneissic pegmatite
Idaho Springs formation
Chiefly biotite schist
Contact
Dashed where approximately located
Laramide fault
Dashed where approximately located
Concealed fault
Strike and dip of platy structure or schistosity
Veins of gold, silver, lead or zinc
TRUE NORTH
MAGNETIC NORTH
14°30'

SRK Consulting — Engineers and Scientists	Consolidated Caribou Project, Boulder County, Colorado	Local Lithologies of the Cross Project
SRK Job No.: 161803		
File Name: Figure 5-1	Source: Moore, 1957	Date: 08/07/2008 · Approved: BaS · Figure: 5-1

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6	Deposit Type (Item 10)

6.1	Geological Model

The origin of mineralization at the Project has been explained by two different models.  These both involve hydrothermal processes but differ as to whether the deposit was formed within a predominantly mesothermal or epithermal environment.  Waldemar Lingren first subdivided the genetic processes of hydrothermal mineralization in 1933 as; epithermal, mesothermal and hypothermal.  This classification was used primarily to describe the depth of formation and the source of mineralizing fluids.

Epithermal deposits are generally believed to have developed by ascending fluids of igneous emanations.  They are typically formed at depths less than 3,300ft (1,006m) under low confining pressures with temperatures up to 300°C.  Veins are the most common host but disseminated mineralization also occurs.  Gold and silver are the most common ore minerals with silver typically more abundant than gold.  The gangue mineralogy is typically quartz and calcite, at depth adularia can occur.  Hydrothermal alteration is pronounced, with abundant silicification flanked by clay alteration (Panteleyev 1988).

Mesothermal deposits are generally believed to have developed deeper than epithermal deposits, generally between 4,000ft-12,000ft (1,219m-3,658m) below surface under higher pressures and at temperatures between 175°-300°C.  The source of fluids is believed to be prograde metamorphism and dewatering of deep crustal material.  They are characterized by gold greater than silver with associated base metals.  Gangue mineralogy consists of crystalline white quartz commonly with ankerite.  Fuchsite alteration is also common especially within more basic host units.  Pyrite and or pyrrhotite can also be present.

Earlier workers in the Project area focused their attention to the Caribou Mine located approximately 3,500ft (1,067m) northwest but at similar depths.  Miller (1983) conducted an extensive study of polished sections and concluded that the typical mineral assemblage represented a low temperature Pb-Ag mesothermal event.  Francis (1987) also studied the mineralization at the Caribou mine and noted that fluid inclusion data provided a poor fit to a typical epithermal deposit but did not confirm the previously proposed mesothermal origin.

Barrett and Schuiling (1988) spent several years logging core and mapping the underground at the Project.  This work was incorporated into their understanding of the deposit while working towards a model of mineralization to be used to further their exploration efforts.  They rejected the epithermal origin has proposed by Dentler and Jansen, in favor of a mesothermal model.  They cited four factors, which support the mesothermal origin.  These included simple ore mineralogy, insignificant metal zonation, minor presence of adularia and ubiquitous k-spar-sericite- chlorite alteration.

The most recent geochemical and mineralogical study of the Project was conducted by Holland (1994).  Although considerable work was done detailing the sequence and styles of mineralization and alteration, a genetic model of mineralization was not proposed, only that mineralization had occurred by hypogene processes, basically indicating that either epithermal or mesothermal processes could be involved.

Based on the work specific on the Project, the majority of researchers have favored an epithermal origin of the mineralization.  It is obvious that the characteristics of both epithermal and

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mesothermal environments are present here.  However, the observations by Barrett and Schuiling and Holland’s noted presence of an ankerite alteration component do support the mesothermal environments.  It is certainly possible that the deposits in this area are located at the transition depth between mesothermal and epithermal environments.

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7	Mineralization (Item 11)

7.1	Mineralized Zones

Individual veins range in width from inches to tens of feet and consist of open space fill zones containing quartz and disseminated sulfides flanked by mineralized and non-mineralized alteration zones.  Overall, the mineralization has an average width of 5ft (1.5m).  Altered host rocks within and adjacent to veins show more limited sulfide mineralization due to a lesser amount of rock fracturing and open space fill.  Precious metals grades in the Project typically run 0.05-1.0oz/st-Au (1.7-34.3g/t-Au) and 0.2-30.0oz/st-Ag (6.8-1,029g/t-Ag).  Weathering has partially oxidized sulfide minerals to all depths tested to date.  The veins are distributed within two main sets, those that strike predominately east-west and those striking north-northeast.  Table 7.1.1 lists the known veins of the Cross Mine, their approximate known dimensions and how they have been tested.

Table 7.1.1:  Cross Mine Veins

Name	Strike Azimuth	Dip	Average Strike Length (ft)	Average Dip Length (ft)	Tested by
Rare Metals	80	-90	400	800	Drifting and drilling
Anaconda	45	-65	900	600	Shaft and drilling
North Rare Metals (Copper Seam)	83	-90	250	100	Drifting and drilling
Apache	114	-90	850	600	Drifting and drilling
North Apache	108	-90	600	450	Drifting and drilling
Potosi	114	-90	600	150	Drilling
Juliet	26	-90	125	400	Drilling
West Romeo	21	-85E	135	500	Drifting and drilling
East Romeo	20	-85E	160	375	Drifting and drilling
Arapaho	20	-90	115	300	Drilling
Crown Point	23	-85W	175	500	Drifting and drilling
Crown Cross	18	-65W	120	85	Drilling
Cross	15	-55W	175	285	Drifting and drilling
West Hopewell	16	-80W	165	285	Drilling
East Hopewell	12	-78W	160	300	Drilling

7.2	Surrounding Rock Types

The rock types surrounding the mineralized veins are the Idaho Springs Gneiss and the Caribou Monzonite Stock.  The contact between these two units strikes northwest-southeast through the mine area dipping near vertical.  The majority of the major veins within the area historically mined occur within the Idaho Springs Gneiss.  The north-northeast striking set appears to thin or pinch out to the southwest where they cross the lithic contact into the Caribou Monzonite.  In contrast, the east-west striking veins located west of the historic mine area do not decrease in magnitude where they cross into the monzonite.  As proposed above, the north-northeast striking vein sets appear to be largely dilatational structures.  The fact that they are more prevalent within the gneiss could largely be due to the fact that this unit had a pre-existing metamorphic fabric which is semi parallel to the veins and has provided natural planes of weakness during the dilation.  In contrast, the monzonite has a more equigranular crystalline texture lacking mica that resulted in a much more competent unit.  Also as noted above, the east-west striking set of veins appear to be localized along earlier fault structures.  In this case, the fault planes clearly have

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crosscut the metamorphic fabric and appear to have been dominated to the point where lithologic competence was not a factor that limited their development.

7.3	Relevant Geological Controls

The dominant controls on gold, silver, lead and zinc mineralization at the Project are structural channeling along dilatational fault and vein planes within an environment chemically favorable for the precipitation of electrum and base metal sulfides.  Deep-seated regional structures appear to have been active at the time of mineralization and have played a vital role in the structural preparation of the host rocks and channeling of the mineralizing fluids.  The fluids and their contained metals are believed to have been derived either from a deeper magmatic source rock or from deep metamorphic processes associated with the Laramide Orogeny.

7.4	Type, Character and Distribution of Mineralization

Holland (1994) conducted an extensive study of the paragenesis of mineralization at the Cross Mine identifying seven distinct stages.  These include:

•	Fine grained quartz-pyrite ±molybdenite;
•	Medium to coarse grained quartz-pyrite ± sericite-hematite-sphalerite-galena;
•	Carbonate stage calcite and dolomite;
•	Main base and precious metal stage with sphalerite-galena-chalcopyrite-electrum-acanthite;
•	Sulfosalt stage with chalcopyrite-stromeyerite-tetrahedrite-tennantite-proustite-pyrargyrite-famatinite;
•	Dolomite; and
•	Supergene stage covellite-chalcocite-digenite-malachite-azurite-gold-silver-goetite-lepidocrite.

The phase one fine grained quartz-pyrite stage, appears as blue-gray aphanitic quartz.  Quartz is anhedral and pyrite is anhedral to euhedral, both minerals are less than 500μm.

The phase two medium to coarse-grained quartz-pyrite stage commonly occurs with the phase one mineralization but within fractures that cross cut it.  Both occur within poorly to well-banded veins.  The quartz and pyrite are euhedral, quartz grains are up to 2.0cm in length and pyrite grains are up to 1.0cm diameter.  This phase of pyrite is commonly replaced by base metals and it is typically surrounded by the quartz phase.  Both these phases are associated with specular hematite, sphalerite and galena that were deposited along grain boundaries contemporaneous within this phase of mineralization.

The phase three carbonate stage, consists of dolomite, calcite or ankerite within open space fill veins.  These minerals are typically less than 1mm in diameter.  Lack of twinning made identification of the precise carbonate difficult.

The phase four base and precious metal stage, also occurs within open space fill veins.  Base metals in order of abundance are sphalerite, galena and chalcopyrite.  In many cases fine-grained chalcopyrite, less than 20μm was deposited first in quartz vugs.  This was followed by coarse-grained sphalerite, up to 1.0cm diameter that has abundant inclusions of chalcopyrite.  Galena was introduced next as open space fill and replacement within earlier pyrite.  The galena is generally 0.1-1.0mm in diameter but can be up to 5.0mm.  Microprobe analysis showed that it contained less than 50ppm Ag.  A second and more extensive phase of chalcopyrite occurred

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next as open space fill and replacement of pyrite.  This occurs as anhedral grains 1-300μm in diameter.  Electrum deposition is believed to have occurred with the second chalcopyrite phase.  The electrum grains range from 1-200μm in diameter but the majority are less than 20μm.  They occur predominantly at grain margins, the majority with chalcopyrite and a large component with sphalerite.  Microprobe analysis of electrum grains showed a large range in Au/Ag ratios but a definite cluster of points does occur at 70% Au and 30% Ag.

The phase five sulfosalt stage, consists of mineralization along thin fracture fills and as replacements primarily within the chalcopyrite and sphalerite deposited in phase four.  The sulfosalts are typically 5-20μm in diameter however, tennantite occurs up to 50μm and tetrahedrite occurs up to 300μm.

The phase six dolomite stage, consist solely of euhedral dolomite grains 1-3mm in diameter.  These occur both as open space fill in quartz-pyrite veins and as fracture or breccia fill in the phase four sulfides.

The final phase seven supergene stage, occurs near surface where meteoric waters have oxidized the primary sulfide minerals.  This has mainly affected the chalcopyrite creating a variety of copper oxides plus native sulfur.  Native silver has also been observed as irregular masses with a sieve texture or as wires.

The mineralization at the Project like most precious metal deposits, has occurred by a complex interaction of several different fluid phases.  In general, the deposit can be classified as a low to moderate sulfur system.  The gold and silver are mainly hosted by electrum with 70% Au and 30% Ag.  Copper is hosted by chalcopyrite and Zinc by sphalerite.  Common gangue minerals are quartz, pyrite and carbonates.  Nearly all phases of mineralization have occurred within open space fill veins and these same structures have been active throughout the history of mineralization.

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8	Exploration (Item 12)

8.1	Surveys and Investigations

Exploration work at the Project has consisted primarily of development drifts and raises, surface and underground geologic mapping, rock chip and continuous channel sampling and diamond core drilling from surface and underground.

The Cross Gold Mining Company obtained the original patented Cross mining claim in 1933 and over the next six years expanded it into 11 patented claims, 2 unpatented claims and 2 mill site claims.  They drove the main access adit, sank the winze and developed on four levels of the mine including numerous raises and sublevels.  This work was aimed primarily at reserve development and very little actual mining was done.  The development work was typically sampled on 10ft (3m) intervals and these results were incorporated into reserve estimates.  The current data files do not have any of the sample locations or sampling results from this era of exploration.

The next period of exploration and development at the Cross Mine began in 1973 when Hendricks Mining Co. obtained the property and began to reopen the underground workings.  By 1977, they had access to all levels of the mine and began producing ore that was shipped to a mill near Boulder, Colorado.  For the next six years, the primary focus was the development and mining of the known veins accompanied by limited amounts of exploration drifting.  This mining was primarily from within the Cross, Crown Point, East Romeo, West Romeo and Rare Metals Veins as well as the Juliet stockwork.  Based on the historic production figures presented in Section 4.4 of this report included development, crosscut and Juliet stockwork material, which lowered the average recovered grade of the mined material to about 0.19oz/st (6.5g/t) Au and 4.6oz/st (158g/t) Ag.

By 1982, the emphasis at the Cross Mine had shifted toward exploration drilling to test for lateral and down dip extensions of the known veins and the delineation of new veins.  This method of exploration continued intermittently for the next fifteen years resulting in twelve different series of holes drilled both from surface and from underground.  A total of 116 drillholes were completed, 60 from surface and 56 from underground.

In 1982, the GL series of underground drilling was completed.  This included thirteen diamond core holes all collared on the fourth level near the southern end of the Cross Vein.  These holes were targeted in three main areas.  Four of the holes were drilled horizontally or slightly upward to test the area east of the Cross Vein, these intersected the mineralization that would later be called the East and West Hopewell Veins.  Four of the holes were drilled horizontal to the west to test for the extension of the Crown Point, Arapahoe and Romeos Veins, one of these continued west of the two Romeo Veins into the area of the present day Juliet Vein.  Four more holes were drilling steeply inclined or vertical to test the down dip extensions of several known veins.  One drill hole was oriented up dip on the Cross Vein to test between levels.  Nearly all of the drillholes intersected significant mineralization.

In 1983, the H series of underground drilling was completed, also from the fourth level.  During the GL series of drilling, the steeply inclined holes had indicated that mineralization did indeed continue with depth and the intensity of veining appeared to increase.  The H Series included five drill holes all targeted at the down dip extension of the known veins.  These holes further

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substantiated the existence of increased veining and mineralization with depth and began to define what was referred to as the “root zone”.

In 1984, the exploration program shifted to surface drilling with the CR Series.  This included six drillholes which were all collared about 350ft (107m) southeast of the mine area and angled steeply back to the northwest in order to further test the area east of the Cross Vein and in particularly the deep eastern continuation of the Rare Metals Vein.  All but two of the drill holes intersected significant mineralization.  The Rare Metal and North Rare Metals veins were extended and several new structures located east of the mine area were discovered which remain unnamed and relatively undefined to date.

The next drilling program was conducted in 1987 with the three different series of drillholes.  The EW Series was comprised of five drillholes, all located on surface approximately 100ft-400ft (30m-122m) west of the mine area.  These holes were designed to test down dip from surface mapping of the Apache Vein and to test for an eastern continuation of the nearby Potosi Vein.  They all intersected significant mineralization confirming the presence of the two targeted veins and providing evidence for the existence of the North Apache Vein.  The RM Series, was comprised of seven drillholes also located on surface but collared about 200ft (61m) southeast of the mine area and oriented steeply to the north.  These drillholes provided infill and step out drilling on the deep Rare Metals Vein and intersected even more structures east of the Cross Vein and west of those encountered by the CR Series.  The DDH Series included five underground drillholes all located on the fourth level.  These targeted two main areas including; the deeper, southern extension of the Arapaho and Romeo Veins and the deeper, central and western extension of the Rare Metals Veins.  The Arapaho Veins were confirmed, however the Romeo Veins did not show good mineralization.  The central part of the deeper Rare Metals Vein was confirmed but extension to the north was not successful.

The PO Series of drillholes were completed in 1988.  This consisted of 10 holes all drilled from surface and concentrated at the western extent of the Potosi, North Apache and Apache Veins.  Unfortunately over half of these holes were drilled parallel the known strike of these veins and were not very helpful in determining their true orientation, thickness or grade.  Those holes, which were oriented perpendicular to the veins, did provide infill and step out confirmation of the veins.

Also in 1988, an underground development program at the Cross Mine was begun on the newly discovered Apache Vein.  A crosscut was driven on the portal level northwest from the western end of the Rare Metals vein for 100ft (30m) were it intersected the Apache Vein.  Drifting on the Apache vein continued to the west for approximately 150ft (46m).  Within this distance, three raises and one sublevel were also driven.  This work confirmed that the Apache Vein was of minable width and good grade.  Concurrent with this development, nearly all of the historic underground workings were carefully surveyed, geologically mapped and extensively channel sampled.  In addition, surface mapping was completed.  This information was all well documented on 1:20 scale level plans that are currently available in the data files.  A large program of re-logging and infill sampling of previously drilled core was also conducted at this time.

In 1990, the C90 series of drillholes were completed in two main locations.  The first ten holes were collared underground on the 4th level near the intersection of the Romeo and Rare Metals Veins oriented steeply to the south into the “Root Zone”.  These holes nearly all intersected

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strong mineralization providing further confirmation to the deeper vein zones.  The next seven holes were collared on surface to test for a western continuation of the Apache, North Apache and Potosi Veins and to test for down dip extensions of these same structures in the areas previously drilled.  The western extension of these veins was not well mineralized however they were confirmed to continue down dip.

In 1993, the SW, APT and MP Series of holes were drilled.  The SW Series was drilled from several locations underground all at the first level.  At this time the underground below this level was flooded.  These holes targeted three areas including the deep “Root Zone”, the Arapaho Vein located between the Romeo and Crown Point Veins and a southern extension of the Crown Point Vein.  As previously, the deep “Root Zone” produced good results.  The Arapahoe vein was confirmed but did not produce very high-grade results and a southern extension of the Crown Point Vein was not found.  The APT Series consists of nine underground drillholes located within the newly completed Apache drift.  These were nearly all oriented horizontal toward the north to provide infill drilling of the North Apache and Potosi Veins.  Most of these holes did confirm grade within these veins.

The MP Series included eleven drillholes, all located on surface mainly collared approximately 450ft (137m) northwest of the mine area.  These were all angled steeply back to the southeast targeting the deepest yet untested portions of the “Root Zone”.  Six of these holes ranged between 1,000ft-1,500ft (305m-457m) deep.  Although several areas of near surface mineralization were encountered, the deep drilling did not produce any significant results.

Also in 1993, the underground drifting and sampling program was reinitiated along the Apache and North Apache Veins at the portal level.  Approximately 800ft (244m) of drifts, raises and sublevels were completed.  This further expanded the know mineralization along the Apache Vein and confirmed the width and grade of the North Apache Vein.  Other exploration work included a district wide aeromagnetic survey completed by AeroDat of Canada, an extensive soil geochemical sampling program and another large program of re-logging and infill sampling of previously drilled core.

In 1995, Echo Bay Mines was participating in a joint venture exploration program at the Project.  They completed eight holes in the CR-95 series of drilling at the Project.  These were drilled from surface and from the first level underground targeting several different areas.  The two underground holes were targeted to test the mineralization that had been found southeast of the mine area.  These did encounter several weakly mineralized zones.  Four of the surface drillholes were targeted deep in the system, similar to those in the MP Series.  Only one of these intersected significant mineralization within what is now correlated to be the deep Apache Vein.  Two additional drill holes were located approximately 1,200ft (366m) north and northwest of the mine area.  The drillhole to the northwest was targeting the pegmatite breccia zone on Idaho Hill.

In 1997, one drillhole was completed and in 1998 five additional holes were completed.  These are listed as the CR-97 and CR-98 Series.  They were all drilled from surface and collared approximately 550ft (168m) northeast of the mine area.  They are oriented toward the south, southwest and west presumably testing for the northern extensions of the main cross veins north of the rare Metals Vein.  All of these holes exceeded 1,000ft (305m) deep and two were in excess of 2,000ft (610m) deep.  They did encounter a few localized zones of strong mineralization but in general were largely barren.

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8.2	Interpretation

The 1982-1998 exploration drilling and sampling programs can support a NI 43-101 resource estimation.  These programs mapped, sampled and diamond core drilled extensions to all known veins, discovered several new veins and indicated several areas of anomalous mineralization.  The exploration programs were well thought-out and conducted in a professional manner.  Drilling was conducted by reputable contactors and most of the deeper drillholes were surveyed for downhole deviation.  The core was logged, split and sampled properly.  All samples were analyzed using appropriate assay procedures of the time.  The drill logging and assay results were correctly compiled onto cross-sections.  The exploration work described above resulted in the delineation of anomalous gold mineralization located within at least 14 veins, each of which average 3ft (1m) in true thickness along 300ft (91m) of strike length and 350ft (107m) of down dip extent.  The drilling and assay results of the exploration work described above were subsequently incorporated into historical resource estimates (Barrett and Schuiling (1988), Barrett (1990), Rescan (1996), Akright (1998), Stevens (1998)) as discussed in Section 4.3.

All of the exploration work completed between 1983 and 1996 was conducted by Hendricks Mining Co or various joint venture partners.  The drilling and historical resource estimations completed during 1998 were conducted by or under the supervision of Calais Resources.

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9	Drilling (Item 13)

9.1	Type and Extent of Drilling

As discussed in Section 8 there have been numerous drilling campaigns completed by several different operators throughout the history of the Cross Mine.  A total of 181 drillholes have been drilled and placed in the drillhole database at the Project.  The drilling is nearly all diamond core and is presumed to have been completed by wireline machines typical of the era.  An overview of the drillhole database is shown in Exhibit 9-1.  Drillhole locations are shown in Figure 9-1.

9.1.1 Procedures

In general, there is no average drill hole spacing on the majority of the Cross Mine veins.  Typically, infill drill holes were positioned between 25ft to 125ft (7.6m to 38m) from adjacent holes.  Core recovery was not recorded on the majority of the drill logs.  Three of the holes completed early in the drilling history during the C90 Series have recovery data and some RQD data.  The recovery was typically in the 95-100% range and RQD values were consistently high.  It is presumed that since core recovery was typically excellent, it was not standard logging procedure to measure and record it.

Nearly all of the drillholes are inclined in a wide range of orientation.  Approximately 25% of the drillholes have been surveyed for downhole deviation.  These measurements were taken by three main techniques.  Acid dip tests were taken on one H Series drillhole and four C-90 Series drillholes.  The C-90 measurements were taken every 200ft-300ft (61m-91m) down hole.  Single shot camera measurements were used on four of the SW series drillholes.  Gyroscopic surveys were performed by Strata Data Inc. on most of the MP series and all of the CR-95, CR-97 and CR-98 Series drillholes.  The CR-95 series were surveyed every 50ft (15m) down hole and the MP, CR-97 and CR-98 series were surveyed every 100ft (30m) downhole.  In relation to total drillhole depth, none of the holes 0ft-500ft (0m-152m) long were surveyed, 32% of the holes 500-999ft (152m-304m) long were surveyed and 81% of the holes 1,000ft-2,300ft (305m-701m) long were surveyed.  Based on the fact that the majority of the deeper holes were surveyed and that the drillhole spacing is not considered tight for this type of deposit the lack of downhole surveys is not considered to have negatively impacted the resource estimate of this report.

The drill collars are all reported to have been surveyed by licensed, legal surveyors Drexel Barrel of Boulder County  Drill collar coordinates are all listed in local imperial mine grid coordinates.  Documentation within the existing mine records include some original collar surveys of the C-90, MP and EW series drillholes on Drexel Barrel letterhead signed by Kent Albers.

The deepest drillhole is 2,950ft (899m) in length and the shortest is 53ft (16m).  The average drillhole length is 538ft (164m).

9.2	Results

A total of 181 drillholes totaling 149,102ft (45,446m) were completed at the Cross Mine over ten different years by seven different operators.  The summary and interpretation of all drilling results indicates that anomalous gold mineralization is located within at least 14 different veins each of these ranging from about 3ft-10ft (1m-3m) in true thickness along 300ft-1,800ft (91m-549m) of strike length and 350ft-2,000ft (107m-610m) of down dip extent.  The drillholes are oriented in a wide range of azimuth and dip directions targeting two predominate vein orientations.  Therefore, the drillholes intercepts do not represent true vein thickness.  Rather,

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true thickness is a wide range of the drillhole intercept distance and an average cannot be presented here.

SRK is of the opinion that the drilling operations were conducted by professionals, the core was handled, logged and sampled in an acceptable manner by professional geologists, and the results are suitable for support of a NI 43-101 compliant resource estimation.

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Figure 9-1:  Generalized Drillhole Location Map

16000 N
15500 N
15000 N
14500 N
14000 N
13500 N
13000 N
12500 N
12000 N
11500 N
11000 N
10500 N
10000 N
9500 N
9000 N
5500 E
6000 E
6500 E
7000 E
7500 E
8000 E
8500 E
9000 E
9500 E
10000 E
10500 E
11000 E
Caribou Mine
Cross Mine
CR-98-121
CR-97-105
CR-97-104
CR-03-125
CR-97-103
CR-95-110
CR-98-116
CR-95-108
CR-97-101
MP-10

SRK Consulting
Engineers and Scientists

SRK Job No.: 161803

File Name: Figure 9-1

Consolidated Caribou Project, Boulder County, Colorado

Generalized Drillhole Location Map, Vein Traces shown in Red

Date: 05/07/2006 | Approved: BaS

Figure: 9-1

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Exhibit 9-1:  Drillhole Database

No.	Hole ID	Easting (ft)	Northing (ft)	Elevation (ft)	Depth (ft)	Depth (m)
1	APT2	9334	10280	9705	120	37
2	APT3	9330	10282	9705	81	25
3	APT4	9335	10277	9703	89	27
4	APT5	8905	10445	9708	75	23
5	APT6	8905	10445	9708	169	52
6	APT7	8905	10432	9708	80	24
7	APT8	9146	10320	9708	212	65
8	APT9	9147	10320	9705	104	32
9	C1230-1	6575	11745	8955	201	61
10	C1230-10	6690	11845	8955	180	55
11	C1230-11	6699	11838	8955	260	79
12	C1230-12	6562	11729	8955	297	90
13	C1230-13	6565	11734	8955	300	91
14	C1230-14	6672	11688	8955	261	80
15	C1230-2	6581	11749	8955	0	0
16	C1230-3	6584	11746	215	385	117
17	C1230-3-11	6584	11746	8955	260	79
18	C1230-4	6581	11723	8955	326	99
19	C1230-5	6582	11729	8955	305	93
20	C1230-6	6581	11726	8955	432	132
21	C1230-7	6579	11712	8955	607	185
22	C1230-8	6561	11717	8955	557	170
23	C1230-9	6570	11715	8955	596	182
24	C90-1	9528	10204	9515	388	118
25	C90-10	9527	10203	9515	263	80
26	C90-11	8778	10290	9899	768	234
27	C90-12	8778	10290	9899	731	223
28	C90-13	8599	10382	9900	727	222
29	C90-14	8599	10382	9900	596	182
30	C90-15	9185	10538	9901	569	173
31	C90-16	9280	10541	9898	562	171
32	C90-17	9280	10541	9898	736	224
33	C90-2	9527	10207	9515	398	121
34	C90-3	9524	10200	9515	445	136
35	C90-4	9523	10204	9515	163	50
36	C90-5	9522	10206	9515	176	54
37	C90-6	9521	10206	9515	199	61
38	C90-7	9528	10202	9515	239	73
39	C90-8	9520	10205	9515	297	91
40	C90-9	9521	10205	9515	234	71
41	CR-03-125	8775	12723	9915	1,234	376
42	CR-03-126	8775	12723	9915	1,700	518
43	CR-03-127	8165	13090	9865	350	107
44	CR-04-128	8140	13050	9865	2,925	892
45	CR-04-129	8189	13114	9863	2,222	677
46	CR-04-130	8189	13114	9863	1,846	563
47	CR-04-131	8152	12973	9860	1,625	495
48	CR-1	10056	9952	9676	946	288
49	CR-2	10145	9898	9676	1,077	328
50	CR-4	9913	10047	9688	798	243
51	CR-6	10056	9952	9676	954	291
52	CR-95-100	9702	10029	9693	500	152
53	CR-95-101	9702	10028	9693	527	160
54	CR-95-106	10101	9939	9676	1,673	510
55	CR-95-107	9037	10475	9861	1,645	501

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Exhibit 9-1:  Drillhole Database (Continued)

No.	Hole ID	Easting (ft)	Northing (ft)	Elevation (ft)	Depth (ft)	Depth (m)
56	CR-95-108	9495	11622	10021	630	192
57	CR-95-109	8363	10799	9948	1,276	389
58	CR-95-110	6897	12119	9951	1,738	530
59	CR-95-111	9651	10505	9798	1,168	356
60	CR-95-112	9648	10506	9797	1,000	305
61	CR-97-101	10100	10325	9700	1,313	400
62	CR-97-102	6370	12275	9920	1,700	518
63	CR-97-103	6370	12275	9920	2,000	610
64	CR-97-104	7850	13255	9840	1,900	579
65	CR-97-105	8195	13720	9840	1,400	427
66	CR-97-106	8195	13720	9840	1,500	457
67	CR-97-107	8705	13010	9900	1,500	457
68	CR-98-108	10123	10521	9753	2,300	701
69	CR-98-109	10124	10528	9738	1,350	411
70	CR-98-110	10124	10528	9738	2,250	686
71	CR-98-111	10140	10535	9738	1,200	366
72	CR-98-112	10140	10535	9738	1,200	366
73	CR-98-113	8650	12980	9897	1,400	427
74	CR-98-114	8173	13148	9865	2,000	610
75	CR-98-115	8173	13148	9865	2,400	732
76	CR-98-116	7742	12350	9875	2,400	732
77	CR-98-117	8920	14465	9815	1,500	457
78	CR-98-118	8920	14465	9815	2,400	732
79	CR-98-119	8920	14465	9815	1,900	579
80	CR-98-120	8920	14465	9815	1,600	488
81	CR-98-121	8500	13880	9880	1,500	457
82	CR-98-122	8500	13880	9880	1,500	457
83	CR-98-123	8500	13880	9880	1,400	427
84	CR-98-124	7742	12350	9875	2,700	823
85	DDH-1	9563	10160	9516	113	34
86	DDH-2	9559	10158	9516	94	29
87	DDH-3	9561	10159	9516	96	29
88	DDH-4	9560	10157	9516	64	19
89	DDH-5	9560	10157	9516	80	24
90	DDH2-1955	6581	11749	8955	130	40
91	DDH3-1955	6690	11845	8955	195	59
92	EW-1	9370	10318	9821	194	59
93	EW-2	9269	10345	9834	159	48
94	EW-3	9167	10280	9844	262	80
95	EW-4	9063	10379	9852	251	77
96	EW-5	9017	10331	9857	270	82
97	EXP-06-1	9964	9768	9728	1,000	305
98	EXP-06-2	9964	9768	9728	1,000	305
99	EXP-06-3	9964	9768	9728	1,000	305
100	EXP-06-4	9964	9768	9728	1,000	305
101	EXP-A	8800	14250	9845	1,700	518
102	EXP-B	8170	15550	10015	2,100	640
103	EXP-C	8170	15550	10015	1,000	305
104	EXP-D	10150	15560	9775	2,000	610
105	EXP-E	8000	11420	9990	2,300	701
106	EXP-F	8900	11300	10070	800	244
107	EXP-G	8180	9820	9955	2,000	610
108	EXP-H	6100	12240	9965	2,200	671
109	EXP-I	8180	9820	9955	600	183

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	9-6 NI 43-101 Technical Report on Resources
Exhibit 9-1:  Drillhole Database (Continued)

No.	Hole ID	Easting (ft)	Northing (ft)	Elevation (ft)	Depth (ft)	Depth (m)
110	EXP-J	8180	9820	9955	700	213
111	EXP-K	7725	12360	9875	1,000	305
112	EXP-L	8710	12200	9935	1,000	305
113	EXP-M	5800	12600	9980	2,400	732
114	EXP-N	5460	11260	10165	1,500	457
115	EXP-O	8740	10430	9880	1,200	366
116	EXP-Q	8900	11300	10070	1,800	549
117	EXP-R	9150	16650	9825	2,400	732
118	EXP-S	7850	13255	9840	1,800	549
119	EXP-T	7850	13255	9840	1,700	518
120	EXP-U	6650	12200	9940	1,900	579
121	EXP-W	7850	13255	9840	2,100	640
122	EXP-X	9150	16650	9825	2,200	671
123	GL-1	9559	10116	9516	27	8
124	GL-10	9575	10118	9519	91	28
125	GL-11	9578	10120	9518	32	10
126	GL-14	9576	10124	9513	120	37
127	GL-2	9563	10114	9515	52	16
128	GL-4	9580	10121	9515	55	17
129	GL-5	9578	10116	9515	71	22
130	GL-6	9578	10108	9515	37	11
131	GL-7	9557	10129	9513	150	46
132	GL-8	9555	10128	9512	324	99
133	GL-9	9560	10117	9515	110	34
134	H-1	9553	10127	9512	261	80
135	H-2	9555	10128	9512	184	56
136	H-3	9554	10126	9513	311	95
137	H-4	9559	10127	9513	400	122
138	H-5	9513	10196	9510	309	94
139	HG-1	6775	11287	9765	876	267
140	HG-2	6780	11277	9765	993	303
141	HG-3	6780	11277	9767	586	179
142	MP-1	9768	9891	9763	1,148	350
143	MP-10	10275	9750	9676	1,300	396
144	MP-2	9338	10542	9875	942	287
145	MP-3	9339	10540	9875	1,148	350
146	MP-4	9339	10545	9878	477	145
147	MP-5	9207	10517	9871	324	99
148	MP-6	9207	10517	9871	688	210
149	MP-7	9207	10517	9871	1,350	411
150	MP-8	9207	10517	9871	489	149
151	MP-9	12035	8650	9500	824	251
152	PO-1	9149	10418	9853	185	56
153	PO-10	9514	10379	9817	407	124
154	PO-2	9057	10472	9864	202	62
155	PO-3	8891	10568	9895	72	22
156	PO-4	9045	10421	9852	134	41
157	PO-6	9087	10512	9876	251	76
158	PO-7	9084	10515	9877	282	86
159	PO-8	8977	10519	9876	298	91
160	PO-9	9203	10359	9835	154	47
161	RM-1	9771	9892	9763	824	251
162	RM-2	9768	9892	9763	805	245
163	RM-3	9573	9825	9830	1,023	312

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	9-7 NI 43-101 Technical Report on Resources

Exhibit 9-1:  Drillhole Database (Continued)

No.	Hole ID	Easting (ft)	Northing (ft)	Elevation (ft)	Depth (ft)	Depth (m)
164	RM-4	9768	9890	9763	870	265
165	RM-5	9191	10391	9840	1,342	409
166	RM-5A	9191	10391	9840	238	73
167	RM-6	9932	10012	9688	653	199
168	RM-7	9191	10391	9840	788	240
169	SW-1	9440	10148	9705	196	60
170	SW-10	9327	10275	9707	460	140
171	SW-11	9327	10275	9707	500	152
172	SW-12	9327	10275	9707	518	158
173	SW-13	9327	10275	9707	149	45
174	SW-2	9440	10148	9705	80	24
175	SW-3	9550	10085	9696	121	37
176	SW-4	9547	10083	9696	130	40
177	SW-5	9547	10083	9696	56	17
178	SW-6	9547	10083	9696	110	34
179	SW-7	9642	10115	9693	208	63
180	SW-8	9642	10095	9695	231	70
181	SW-9	9642	10095	9695	300	91
	Total	-	-	-	149,102	45,446

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	10-1 NI 43-101 Technical Report on Resources

10	Sampling Method and Approach (Item 14)

The details on core sampling procedures are not present in the property documentation.  Many companies of that era did not document their routine sample and analytical handling procedures as a matter of course.  The information presented below is derived from personal communications with Tom Hendricks who was project manager throughout all of the modern drilling campaigns and from personal observations of the remaining drill core.

10.1	Sampling Methods

All drill core in the various drilling programs, was first inspected and quick logged for gold and silver mineralization.  Observations on the nature and occurrence of mineralization were noted in drill logs.  Mineralized core was marked with flagging for sampling in variable lengths.  The original assay lengths range from 0.1ft-21ft (0.03m-6.4m) with an average of 3.4ft (1.0m).  Typically, samples were collected both from the vein zone and from within the less-mineralized zones above and below it.  The core was split with a mechanical splitter perpendicular to any dominant fabric.  One-half of the core was then gathered, bagged and identified by drillhole and distance down hole at the start of the interval.  The remaining half core and all un-sampled core was placed in core rack storage for future reference where it remains today.  The core was sampled during three main programs.  The core drilled during 1982-1984 was partially sampled at the time it was drilled.  During 1987-1990 the core drilled in those years as was partially sampled and the core drilled in previous years was also infill sampled.  In 1993-1994 the core drilled in 1993 was sampled as well as all core which had been previously drilled was further infill sampled.  All core drilled during 1995, 1997 and 1998 was sampled at the time it was drilled.

10.2	Factors Impacting Accuracy of Results

The 1982-1998 drilling programs were conducted by professional geologists and drillers who undoubtedly performed to the standards of the mining industry.  Drillers of the era were expected to accurately record the runs and depths of the drill on the core boxes and in daily drill reports, and for helpers to pull the core from the barrel and assign correctly in the box with regards to sample polarity.  The geologists of the era were expected to accurately mark and record intervals with an engineering-scale tape measure.  Based on information within the well-documented drill logs, SRK is of the opinion that the drilling and geological personnel assigned to the project performed according to industry standards and carried out their duties accordingly.

10.3	Sample Quality

The drill logs from both the AX and NQ size core holes indicate average core recoveries were typically in excess of 95%.  Recoveries on this magnitude inherently ensure that a good sample has been provided by the drilling contractor.  Because the mineralization at the Project is relatively high grade, the gold distribution can exhibit variance caused by particle size effects.  In this case, assays derived from the larger sized NQ core will provide a better sample than the smaller EW and AX size core.  To date, there has been no indication that gold mineralization at the Project exhibits such particle size effects.

SRK is of the opinion that the drilling and geological staff ensured that all drill samples met client and industry standards for production and delivery.

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	10-2 NI 43-101 Technical Report on Resources

10.4	Relevant Samples

The samples of importance to the exploration program were the mineralized vein and adjacent wall rock material.  Careful geologic logging provided the necessary information required to determine the widths of mineralization and the sample intervals that would accurately characterize and quantify them.  The average sample interval of 3.4ft (1.0m) discussed above, is appropriate for the nature of the gold mineralization and generally, will not incorporate any higher-grade intervals within longer, lower grade intervals.  The sampled intervals are noted on the geologic drill logs for each hole that correspond to a lithologic notation entry and the later recorded respective gold and silver assays.

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	11-1 NI 43-101 Technical Report on Resources

11	Sample Preparation, Analyses and Security (Item 15)

The details on sample preparation and analytical procedures at the Cross Mine described by Barrett and Schuiling (1988) are short but present.  Missing from the report are discussions of security measures employed during sample handling and delivery.  Many companies of that era did not document their routine sample and analytical handling procedures as a matter of course.

11.1	Sample Preparation and Assaying Methods

Information available to document sample preparation and assaying methods used during the original sampling of the 1982-1984 drillholes is incomplete.  The hard copy records of these holes contain original assay certificates from Skyline Labs Inc. in Wheat Ridge Colorado, which report gold and silver assays determined by fire assay.  Based on the available drill logs, it appears that the majority of the sampling in these holes was actually conducted during the 1987 and 1994 programs.

In the Barrett and Schuiling (1988) report, the authors state that:

“Fifty percent splits of the available core, complete pulverization of samples, fire assays using one assay ton, and occasional crosschecks between labs were consistently used to maintain the accuracy and precision of the assays.  Most of the sample preparation and analyses were undertaken by the Skyline or Cone laboratories in the Denver metropolitan area.”

Other assays listed within this report were conducted by Root and Simpson.  Barrett ran the exploration program at the Project from 1987 to 1990 and based on the supporting documentation, SRK has no reason to believe that the sample preparation and analysis changed during this period.

Based on the available original assay certificates, the 1993 drilling and 1994 sampling programs were also analyzed by Skyline Labs and Cone Geochemical in Lakewood, Co.  These list gold and silver assays determined by fire assays, presumably using a one assay ton charge as previously.

The 1995 drilling samples were all analyzed by Cone Geochemical and Barringer Laboratories in Golden Co.  The original assay certificates from Cone list that gold was analyzed in a 20g charge by fire assay with and an atomic absorption finish producing a 6% precision.  Silver was analyzed by a four acid digestion and determined by atomic absorption for a 5% precision.  The Barringer certificates list that both gold and silver were analyzed by fire assay with an atomic absorption finish but they do not list the assay charge used.  Many of the samples taken during 1995 and sent to both labs, were also analyzed by four acid digestion and atomic absorption method for their Cu, Pb, Zn, Hg, Sb and As content.

There is no information describing the sample preparation or analysis methods used during the 1997 or 1998 programs conducted by Calais.

11.2	Quality Controls and Quality Assurance

There is no discussion provided in the documentation supplied to SRK of QA/QC procedures used by any of the historical operators in the handling and treatment of analytical samples, or the use of blanks, duplicates, and standards inserted into the assay pulp stream.  SRK frequently has

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	11-2 NI 43-101 Technical Report on Resources

to rely on the historic professional levels of expertise and sample handling that were expected of project geologists and assay labs of the time.  The performance of fire assay analysis for gold and silver is a standard method employed from the days of pick and shovel prospectors to current day.  The certification of analytical labs to ISO 9001/9002 standards was not in effect in the early 1980’s or 1990’s.  SRK presumes that reputable labs such as Skyline, Cone, Root and Simpson and Barringer conducted sufficient and rigorous internal check program on the Project samples to ensure precision and accuracy in their analyses.

Barrett and Schuiling (1988) report that duplicate assays were performed by Skyline labs and Cone Geochemical for samples taken during the 1987 to 1990 drilling programs.  There are no references in the reports that any significant issues were ever encountered during these programs.  During the 1993 exploration program, Hendricks Minerals Canada conducted duplicate sampling from the two RM Series drillholes completed in 1987 and one MP Series drillhole completed in 1993.  The literature does not specify whether these were core or pulp duplicates but the files suggest that pulp samples from a variety of assay grades which were originally assayed at Skyline Labs were sent to Cone Geochemical for a duplicate analysis.  The data here clearly shows excellent reproducibility between the two labs.

11.3	Interpretation

SRK is of the opinion that the analytical work performed by the Skyline, Cone, Root and Simpson and Barringer Labs on the Cross Mine mineralization was good, and suitable for use in resource estimation.  The fire assay with an atomic absorption finish method is commonly used for gold and silver analysis today.

There are no references in any of the documents supplied to SRK pertaining to security procedures in effect at the drill site and field camp.  During the late 1980’s and 1990’s it was not a standard component of project reporting to document the routines of the project operation.  Industry and corporate standards have always been to prohibit any outsiders to handle or inspect fresh drill core at any stage of exploration operations.  The drill core is typically picked up at the drill site by the geologist or designated assistant, or delivered by the driller at the end of shift.  At the core logging facility, only the geologist and assistant help are permitted to handle and prepare the core.  Transportation of the split bagged core to a laboratory facility is usually handled by commercial carriers in bulk form in boxes, larger sacks, pallets, or buckets.

SRK assumes the drill core for the 1982-1998 program was handled in the accustomed industry manner by drill contractors, geologists, and transportation carriers, and was not compromised by outsiders.

Operators during the 1987 to 1993 exploration programs conducted duplicate assay analysis of core pulps.  The results of this work showed that neither Skyline Labs nor Cone Geochemical reported any systematic bias in their results.

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	12-1 NI 43-101 Technical Report on Resources

12	Data Verification (Item 16)

12.1	Quality Control Measures and Procedures

Data supporting the Cross Mine compiled within the electronic database was verified by SRK to the original hard copy data source.  The electronic database was constructed in two main phases, both involved direct input from hard copies of the original drill logs and assay certificates.  The drill logs consist of standardized, hand written or typed paper log sheets that included from, to, intervals, rock type codes, geologic descriptions, sample intervals and assay results.  They are organized by drilling series and each lists the property name, start date, completion date, logged by, bearing, dip, and most list the collar coordinates in local imperial mine grid.  Many of the original assays certificates were available to validate the drill log assay values.  The original database was constructed in about 1993 under the supervision of Robert Akright by Maptek Inc of Denver Colorado.  There are no specific details as to how this was completed.  However, it appears that Maptek input the data from the drill logs or assay certificates to electronic templates specific to the project.  Verification of the database was apparently not carried out during this phase of work.  A reference by Stevens, (1998) indicates that several problems were encountered during his manipulation of the data and recommended that the database be verified in the near future.  The database as it was presented to SRK consisted of four Excel spreadsheets.  These contained collar locations surveyed in local imperial mine coordinates, drillhole orientations with downhole deviation surveys, assay intervals with elemental analyses and geologic intervals with rock types for some of the holes.

Once SRK began to verify the database as part of this study it became apparent that a significant portion of the 1993 and 1994 infill assaying program as well as all of the underground channel sampling were absent.  As part of this study, SRK carefully reviewed all of the historic drill logs, channel sample maps, assay certificates, and compared them to what was in the original electronic database.  This work resulted in expansion of the assay database from 4,600 original values to the current 7,486 values.

The author and QP of this report has verified the electronic database of the Cross Mine.  Ninety five percent of the drill collars were verified mainly to the original drill logs but some to original surveyor’s reports.  Ninety five percent of the drillhole orientation data was also verified, mainly to drill logs but also to original contractor downhole survey files.  Ninety two percent of the assay data was verified.  Of this, 57% was verified to original assay certificates and 43% was verified to assay data listed on the original drill logs.  Where available, original drill logs assay values were checked against assay certificates and no mistakes were noted on the drill logs.

12.2	Limitations

SRK relies on the industry professionalism of Hendricks Mining, Good Mining Co, Power Petroleum, East-West Minerals, Gwalia USA, Hendricks Minerals Canada, Echo Bay Mines and Calais Resources to have collected and presented the exploration data with utmost regards to accurate transfer and entry of data.

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	13-1 NI 43-101 Technical Report on Resources

13	Adjacent Properties (Item 17)

The Project is located within the historic Caribou Mining Camp that sits within the larger Grand Island Mining District.  The mining district encompasses at least 15 historic mines including; Boulder County, Potosi, Native Silver , Seven Thirty, Idaho, Silver Point, and St Louis Mines (Watts et al 1983).  The most significant of these are the Caribou and Boulder County Mines (Figure 13-1).  Calais owns all of the properties described below except for the Boulder County Mine.

The Boulder County Mine is located approximately 5,000ft (1,500m) east of the Project.  It was a historic producer intermittently between 1885 and the late 1950s.  It was primarily a gold mine with high silver credits.  Historical production records report that 130,000t of ore were produced with 22,000oz of gold and 283,000oz of silver.  The Boulder County Mine is hosted within relatively narrow and high grade veins which strike predominantly east-west.  They are all located within the Pre-Cambrian Gneiss and have been traced for thousands of feet on strike and over a thousand feet down dip.  The mine has been developed on three main levels by a cross-cut portal and two shafts.

Most of the remaining nearby mines are relatively small with limited development.  The Potosi Mine is located adjacent to the Cross, approximately 700ft (213m) northwest.  It went into production in the mid-1920s and continued into the mid-1930s.  Development consisted of a winze 500ft (152m) deep and workings on five levels.  The mine is hosted within the northwest extension of the Potosi Vein within the Caribou Monzonite.  The veins are described as 2ft-20ft (0.6m-6.1m) wide, known for 100ft (30m) along strike and containing primarily gold, silver and lead (Joyce 1927, 1932).  The Seven Thirty and native Silver Mines are located approximately 3,800ft (1,160m) northwest of the Project along the trend of the Caribou mineralization.  The Native Silver Mine was developed by a shaft 580ft (177m) deep accessing several levels with aggregate lengths of over 700ft (213m).  The vein is described as 4ft-5ft (1.2m-1.5m) wide hosting mainly silver and lead.  In 1883 the mine was reported to have produced US$1,000,000 of metal.  The Seven Thirty Mine is just 100ft (30m) north of the Native Silver.  It was developed by a shaft accessing several levels.  The host vein is reported to have been relatively thin and low grade near surface but opened up to a “pay vein” 2ft (0.6m) wide 200ft (61m) down dip.  The Idaho and Silver Point Mines are located approximately 2,500ft (762m) north-northwest of the Project.  The Idaho Mine was developed by a shaft 180ft (55m) deep and a cross cut 300ft (91m) long.  It was primarily a gold producer with silver credits.  The Silver Point Mine was worked to a depth of 250ft (76m) where it was reportedly producing ore that averaged 2.0oz/st (69g/t) Au and 150oz/st (5,100g/t) Ag.  The St. Louis Mine is located approximately 1,000ft (305m) north of the Project.  It has been developed by a shaft 335ft (102m) deep and was large enough to warrant a mill and aerial tramway.  The ore is reported to contain primarily gold (Moore et al 1957).

In summary, the district is rich in silver, gold-silver and gold bearing veins hosted within the Idaho Springs Gneiss and the Caribou Monzonite.  The major veins typically strike northeast-southwest and dip 65° to the north.  Production in the district had its heyday during the late 1800s.  The various mines and claims have historically been owned by numerous titleholders and until recently were never consolidated.  In 1993, Hendricks Minerals Canada consolidated most of the property ownerships and these have now been transferred into Calais Resources.

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	13-2 NI 43-101 Technical Report on Resources
Figure 13-1:  Mines Adjacent to the Project

Caribou Mine
Seven Thirty & Native Silver Mines
Idaho & Silver Points Mine
St. Louis Mine
Potosi Mine
Cross Mine
Boulder County Mine
Caribou Road
Image © 2008 DigitalGlobe
© 2008 Tele Atlas
©2008 Google
1046 m
lat 39.981056° lon -105.574014°
elev 3040 m
Nov 5, 2004
Eye alt 6.55 km

N

SRK Consulting Engineers and Scientists	Consolidated Caribou Project, Boulder County, Colorado	Mines Adjacent to the Cross Project		
SRK Job No.: 161803				
File Name: Figure 13-1.doc	Source: Google Earth, 2004	Date: 05/07/2008	Approved: BaS	Figure: 13-1

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	14-1 NI 43-101 Technical Report on Resources

14	Mineral Processing and Metallurgical Testing (Item 18)

Resource Development Inc., (RDi) completed a metallurgical test program on the Cross Mine mineralization for Calais.  The testwork included sample compositing, composite characterization, Bond’s ball millwork index determination, flotation tests, thickening and filtration studies.

The objectives of the metallurgical study were; (1) to determine if a bulk-sulfide concentrate should be produced or two separate concentrates, namely lead and zinc concentrate, should be produced, and (2) generate data for sizing major equipment for the optimum flowsheet.

RDi received samples from four different areas of the Cross Mine for the present study.  Bulk samples were collected from four of the main veins accessed on the portal level.  These included the; Rare Metals, Romeo, Crown Point and Apache Veins.  Metallurgical studies were conducted on the four individual samples plus a composite sample of all four veins.

The metallurgical testwork was undertaken on a composite sample prepared from the four individual samples.

The following sections present the test procedures and results obtained in the present study.

14.1	Mineral Processing/Metallurgical Testing Analysis

14.1.1 Sample Preparation and Characterization

Some of the “as received” samples were wet.  Therefore, all the four samples were air dried prior to crushing.  Each dried sample was separately crushed to nominal 6 mesh and a representative split was taken out for head analyses.  The remaining samples were all blended together to prepare a composite sample.

The composite sample was split into 1kg charges using a twenty-way rotary splitter.  A 1kg sample was pulverized to nominal 150 mesh as well as the individual samples and submitted for gold and silver analyses using one-assay-ton fire assay technique, copper, lead, and zinc analyses using four acid digestion followed by Atomic Adsorption analyses and XRF analyses.

The test data are summarized in Tables 14.1.1 through 14.1.3.  The test results indicate the following:

•
The gold and silver values varied significantly in the different veins in the mine.  For example, gold assay varied from a low of 13.6g/t in the Apache vein to a high of 25.9g/t in the Romeo vein.  The silver assay varied from a low of 142.3g/t in the Crown Point vein to high of 949.7g/t in the Apache vein.  Similar trends were noted for copper, lead and zinc assays;

•	The composite sample assayed 17.3g/t Au, 315.5g/t Ag, 0.18% Cu, 1.20% Pb and 1.16% Zn;

•	The XRF analyses indicated that the predominant host rock minerals were SiO2, Al2O3, Fe2O3 and K2O. The SiO2 content varied from 64.6% to 85.3%. Hence, the ore will have varying hardness; and

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	14-2 NI 43-101 Technical Report on Resources

•
XRF analyses also indicated that the ore contained only traces of detrimental sulfide-bearing elements other than copper, lead, zinc and pyrite.  Arsenic, cobalt and nickel values were less than 100ppm each.

Table 14.1.1:  Head Analyses of Cross Mine Samples

	Sample
Element	No. 1 (Rare Metals Vein)	No. 2 (Romeo Vein)	No. 3 (Apache Vein)	No. 4 (Crown PT Vein)	Composite
Au, g/t	25.45	25.93	13.58	18.38	17.28
Ag, g/t	346.80	304.80	949.66	142.26	315.51
% Cu	0.1086	0.1792	0.4780	0.0354	0.1816
% Pb	0.6620	1.622	1.916	0.806	1.198
% Zn	0.7180	0.6520	3.240	0.1158	1.164

Table 14.1.2:  XRF Analyses of Cross Mine Samples

	Sample
Element %	No. 1 (Rare Metal Vein)	No. 2 (Romeo Vein)	No. 3 (Apache Vein)	No. 4 (Crown PT Vein)	Composite
Na2O	0.08	0.06	0.10	0.08	0.06
MgO	0.67	0.33	1.25	0.24	0.67
Al2O3	10.6	6.01	11.8	6.79	8.58
SiO2	77.2	85.3	64.6	84.0	77.8
P2O5	<0.05	0.05	0.53	0.10	0.13
S	1.31	0.91	1.93	0.10	1.34
Cl	<0.02	<0.02	<0.02	<0.02	<0.02
K2O	4.96	2.55	6.56	3.09	4.23
CaO	0.05	0.06	3.44	0.07	0.74
TiO2	0.47	0.25	0.52	0.19	0.35
MnO	0.07	0.06	0.21	0.04	0.10
Fe2O3	4.41	4.16	6.25	4.28	5.51
BaO	0.06	0.24	0.04	0.15	0.14

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	14-3 NI 43-101 Technical Report on Resources

Table 14.1.3:  XRF Analyses of Cross Mine Samples

Element ppm	Sample
	No. 1 (Rare Metal Vein)	No. 2 (Romeo Vein)	No. 3 (Apache Vein)	No. 4 (Crown PT Vein)	Composite
V	47	30	72	41	43
Cr	65	55	<10	51	50
Co	14	19	47	13	28
Ni	<10	<10	<10	<10	<10
W	10	<10	<10	<10	<10
Cu	696	1390	2780	290	2120
Zn	8730	5620	30400	955	7400
As	49	59	<20	<20	56
Sn	58	91	<50	<50	98
Pb	4580	9790	12400	6260	9650
Mo	169	544	1240	1510	967
Sr	134	302	292	777	362
U	<50	<50	<50	<50	<50
Th	<50	<50	<50	<50	<50
Nb	15	14	20	11	15
Zr	130	89	126	167	137
Rb	112	61	122	69	91
Y	39	26	43	24	38

14.1.2 Bond’s Ball Mill Work Index

Bond’s ball mill work index was determined for the composite sample at 100 mesh grind.  Bond’s ball mill work index was determined to be 15.29 for the composite sample.

14.1.3 Grind Studies

A series of laboratory grind tests were performed to determine the grind time required for the desired product size.  1kg charges were ground in a rod mill for 50% solids for pre-determined grind times and wet screened at 400 mesh.  The coarse and fine fractions were filtered and dried.  The plus 400 mesh fraction was dry screened.  The screen fraction were weighed and the total particle size distribution calculated.

The results are summarized in Table 14.1.4.  The data was used to calculate times required for P80 of 65, 100, 150 and 200 mesh.

Table 14.1.4:  Laboratory Grind Size-Grind Time Data for Rod Mill (1kg Charge)

Grind Time, min	Grind Size P80, µm
10	280
20	122
30	78

14.1.4 Rougher Flotation Tests

Two processing options were evaluated.  The first option was to produce a bulk-sulfide concentrate and the second option was to produce two separate concentrates, namely lead concentrate and zinc concentrate.

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A review of historical test work provided by the client and preliminary economics indicated that majority of the values in the ore are for the precious metals and they can readily be floated into a bulk-sulfide concentrate.

Bulk Flotation

A series of nine flotation tests were run to evaluate the following process variables:

•	Primary grind size;
•	pH; and
•	Supplementary collectors and frothers.

Timed concentrates were collected for a total flotation time of 12 minutes.  The flotation test conditions are summarized in Table 14.1.5.  The flotation test data results are summarized in Table 14.1.6.  The test result indicate the following:

•
The finer the primary grind, the higher the gold and silver recoveries in the rougher concentrate.  The gold and silver recoveries at a P80 of 100 mesh were 91.8% and 84.2% respectively.  The weight recovery was 10.7%;

•
Addition of Cytek aeropromotors 404 or 3477 to the flotation process did not improve gold and silver recoveries.  Hence a simple reagent suite consisting of potassium amyl xanthate and methyl isobutyl carbonyl (MIBC) is recommended for the flotation process;

•
Higher pH in the flotation test did improve gold and silver recoveries slightly (Tests 2, 7, 8).  However, the weight recovery was also higher at a higher pH.  A flotation pH of 9 to 10 is recommended for the plant; and

•	The timed concentrate data, indicates that 12 minutes of flotation time was more than sufficient for maximizing recovery of precious metals at an acceptable concentrate grade.

Table 14.1.5:  Bulk Sulfide Flotation Process Conditions (Flotation Time:  12min)

Test No.	Grind P80 mesh	pH	Reagents, g/t
			PAX	AP404	AP3477	MIBC	AF65
1	100	natural	90	–	–	40	–
2	150	natural	90	–	–	40	–
3	200	natural	90	–	–	40	–
4	150	natural	60	60	–	40	–
5	150	natural	60	–	60	40	–
6	150	natural	90	–	–	–	88
7	150	9	90	–	–	40	–
8	150	11	90	–	–	40	–
9	65	natural	90	–	–	40	–
Note:  Natural pH = + 7.5

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Table 14.1.6:  Flotation Test Results

Based on these test results, one 10kg flotation test was performed in a 1ft3 (0.03m3) cell to generate concentrate and tailings for thickening and filtration studies.  The tests were performed at a natural pH using potassium amyl xanthate as collector and methyl isobutyl carbonal as frother.  The weight and precious metal recoveries were slightly lower than first series of tests because the concentrate was floated for 12 minutes instead of 18 minutes in a larger cell.  The test data results are summarized in Table 14.1.7.

Table 14.1.7:  Flotation Test Data

Description	Concentrate	Tailing	Cal. Feed
Recovery %:
Wt.	9.7	90.3	100.0
Au	86.3	13.7	100.0
Ag	79.0	21.0	100.0
Cu	83.0	17.0	100.0
Pb	58.2	41.8	100.0
Zn	89.3	10.7	100.0
Grade, g/t
Au	114.40	1.96	12.87
Ag	2.933.0	83.7	360.3
Cu	13.300	300	1,591
Pb	58.200	4,500	9.713
Zn	93.000	1,200	10.112

Sequential Flotation

A flotation test was performed using the sequential flotation scheme of depressing zinc and floating lead and copper minerals first followed by reactivation of zinc minerals and floating a zinc concentrate (Test No. 10).

The test data are summarized in Table 1.4.8.  The test results indicated that majority of the zinc minerals floated into the lead/copper concentrate despite the addition of zinc cyanide depressant.  Due to the complexity of the reagents used in this flotation, this scheme was not pursued any further.

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Table 14.1.8:  Selective Lead and Zinc Flotation Results (Test No. 10)

Description	Pb Rougher Conc	Zn Rougher Conc	Tailing Assay, g/t	Cal. Feed, g/t
Recovery %: Wt.	5.2	2.1
Au	89.6	2.8
Ag	75.0	4.9
Cu	75.5	4.8
Pb	42.6	2.8
Zn	86.4	5.2
Grade g/t
Au	270.37	20.50	1.30	15.80
Ag	5285.5	859.9	79.9	369.0
Cu	27,100	4,300	400	1,881
Pb	84,200	13,800	6,100	10,352
Zn	183,200	27,400	1,000	11,099
Note:  Primary Grind P80 of 150 mesh
14.1.5 Cleaner Flotation Test

The objective of bulk-sulfide cleaner flotation test was to determine if one could reduce concentrate weight without significant loss of recovery of precious metals in the cleaner flotation tailing.

Rougher concentrate was generated using potassium amyl xanthate and MIBC at a pH of 11 and a primary grind of P80 of 150 mesh.  The rougher flotation time was 12 minutes.  The flotation test data are summarized in Table 14.1.9.  The test results indicate the following:

•	The rougher concentrate , assaying 168g/t Au and 3,820g/t Ag, recovered 90.9% of gold and 82.1% of silver in 8.2% of the weight;
•	The first-cleaner concentrate was floated for 3 minutes. The concentrate, assaying 222g/t Au and 4,758g/t Ag, recovered 63.8% of gold and 54.0% of silver in 4.4% of the weight; and
•	The first-cleaner flotation tailing assayed 107g/t Au and 2,791g/t Ag. The cleaner tailings contained 27.1% of gold and 28.2% of silver.

Based on these results, a decision was made not to have the rougher concentrate upgraded in the cleaner-flotation circuit because of significant loss of values in the cleaner-flotation tailing.

Table 14.1.9:  Cleaner Flotation Test Results

Product	Float	Recovery, %						Grade, g/t
	Time, min	Wt.	Au	Ag	Cu	Pb	Zn	Au	Ag	Cu	Pb	Zn
Cleaner 1 Conc.	3	4.4	63.8	54	57.1	33.4	74.3	222.58	4,758.8	24,247	73,331	182,286
Cleaner 1 Tails	–	3.9	27.1	28.2	27.7	35.6	15.8	106.65	2,791.1	13,100	92,800	42,200
Cal. Rougher Conc.	12	8.2	90.9	82.1	84.9	69	90.2	168.16	3,820.4	18,812	84,371	112,763
Rougher Tailings	–	91.8	9.1	17.9	15.1	31	9.8	1.51	74.5	300	3,400	1,100
Cal. Feed		100	100	100	100	100	100	15.21	382.4	1,822	10,555	10,278

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14.1.6 Thickening Tests

Thickening tests were performed on the rougher flotation tailing and concentrate in order to size the equipment required for the process flowsheet.

Following the screening of flocculants in beaker tests, thickening tests were performed in 1,000mL cylinders for flotation tailings and 500mL cylinders for flotation concentrate.

Thickening of Flotation Tailing

A total of four thickening tests were performed with varying amounts of flocculent.  The test data a results are summarized in Table 14.1.10.  Unit areas requirements were calculated for different underflow densities.  The tailings thicken quickly with a small addition of the flocculent.

Thickening of Flotation Concentrate

A total of three thickening tests were performed with varying amounts of flocculent.  The test data are summarized in Table 14.1.11.  Unit area requirements were calculated for 50% solids in the thickener underflow.

Table 14.1.10:  Thickening Test Results for Flotation Tailing

Test No.	Flocculent g/t	Underflow Density % Solids	Unit Area, m2/t/day
4	0.0	55	0.0968
1	4.2	55	0.0575
2	6.3	55	0.0383
3	8.3	55	0.0314
Note:  Flocculent employed is a high molecular weight acryl amide/sodium acrylate copolymer with 32% charge (Great Divide GF 5326)

Table 14.1.11:  Thickening Test Results for Flotation Concentrate

Test No.	Flocculent g/t	Underflow Density % Solids	Unit Area, m2/t/day
6	0.0	50	0.0510
7	2.7	50	0.0329
8	5.3	50	0.0302
Note:  Flocculent used was FG 5326

14.1.7 Filtration Tests

Filtration tests were performed on thickened rougher flotation tailing and thickened concentrate in order to size the filtration equipment required for the process flowsheet.

Filtration of Flotation Tailing

A total of four filtration tests were performed with varying amounts of form and cycle time to simulate the disk and drum filters.  The test data summarized in Table 14.1.7.1 indicates filtration rate of 126.7 dry lbs/ft2-hr for disk filter and 50.6 dry lbs/ft2-hr for drum filter.  Due to the higher capacity of the disk filters, we have sized them in the process flowsheet.  The moisture content for the filter cake in both cases was ± 25%.

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Filtration of Flotation Concentrate

Two filtration tests were performed for the thickened concentrate due to the limited amount of concentrate available for the study.  The test data summarized in Table 14.1.12 indicates filtration rate of 118.3 dry lbs/ft2-hr for the disk filter.  The filter cake will contain a moisture content of 21.6%.

Table 14.1.12:  Filtration Data for Flotation Concentrate and Tailings

Sample	% Solids Feed	Filter Type	Form Type	Form Factor	Cycle Time, minute	Filtration Rate dry lb/ ft2/hr	% Solids Product	Filter Cake in. Thick
Rougher Con	53	Disk	Normal	3	1	118.3	78.4	1/4
Rougher Con	53	Disk	Normal	3	2	80.3	78.6	1/4
Rougher Tailing	46	Disk	Normal	3	1	126.7	75	7/32
Rougher Tailing	46	Disk	Normal	3	2	73.2	76	5/16
Rougher Tailing	44	Drum	Normal	6	2	50.6	75	7/32
Rougher Tailing	46	Drum	Normal	6	4	35.6	78	1/4

14.1.8 Conceptual Process Flowsheet

A conceptual process flowsheet was developed and is shown in Figure 14-1.  The underground ore would be processed in a primary jaw crusher.  The crusher product would be screened on a 1/4in screen deck and the coarse fraction would be conveyed to a secondary crusher.  The crusher product would be send back to the 1/4in screen deck.  The screen undersize would be stored in a fine ore bin.

The ore would be conveyed from the fine ore bin to a ball mill.  The ball mill discharge would be classified using cyclones or rake classifier.  The classifier overflow consisting of 80% finer than 100 mesh would go to flotation and the classifier underflow would go back to the mill.  Potassium amyl xanthate and methyl isobutyl carbonal would be added ahead of the flotation cells.

The rougher concentrate would be thickened, filtered, dried and bagged for shipment to the buyer.

The flotation tailings would also be send to a thickener.  The thickener underflow would be filtered and the filtered material would be used for backfill in the mine.  The process water would be collected and recycled in the flowsheet.

14.2	Summary

The highlights of the study indicate the following:

•	The composite sample prepared from the four individual samples, assayed 17.3g/t Au, 315g/t Ag, 0.182% Cu, 1.198% Pb and 1.164% Zn;
•	The sample had a Bond’s ball mill work index of 15.29;
•	Both bulk-sulfide flotation and sequential lead and zinc flotation schemes were evaluated. The bulk-sulfide flotation was determined to be best for maximizing precious metals recoveries;
•
Several process variables were evaluated for the bulk-sulfide flotation scheme.  They included primary grind, pH, supplementary collectors and frothers and cleaner flotation.  The optimum process conditions were determined to be a primary grind of P80 of 100 mesh or finer, pH of 9 to 10 and reagent suite of potassium amyl xanthate and methyl

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isobutyl carbonyl. Cleaner flotation resulted in significant loss of precious metals to the cleaner tailing;
•	The rougher bulk-sulfide flotation will recover approximately 11% of the weight and ±90% of gold and ±85% of silver values; and
•	Thickening and filtration tests were performed on both flotation concentrate and tailings to size thickeners and filters. The tailings can be used for backfilling the mine.

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Figure 14-1:  Block Diagram Flow Sheet

ORE
PRIMARY CRUSHER
SCREEN 1/4 or 3/8 inch
SECONDARY CRUSHER
FINE ORE BIN
BALL MILL
SUMP
CLASSIFIER
ROUGHER FLOTATION
PROCESS WATER
CONCENTRATE
THICKENER
FILTER
DRYER
CONCENTRATE
TAILING
PROCESS WATER
THICKENER
FILTER
BACK FILL

SRK Consulting Engineers and Scientists	Consolidated Caribou Project, Boulder County, Colorado	Block Diagram Flowsheet		
SRK Job No.: 161803				
File Name: Figure 14-1.doc	Source: RDi, 2008	Date: 05/20/2008	Approved: KG	Figure: 14-1

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15	Mineral Resource Estimate (Item 19)

15.1	Qualified Person of the Mineral Resource Estimate

Dr. Bart Stryhas constructed the geologic and resource model discussed below.  He is responsible for the resource estimation methodology and the resource statement.  Dr. Stryhas is independent of the issuer applying all of the tests in Section 1.4 of NI 43-101.

15.2	Drillhole Database

The drillhole database was partially compiled by previous contractors to Calais, it was completed and verified by SRK.  It is determined to be of high quality.  The database consists of three Microsoft Excel spreadsheets containing collar locations surveyed in local mine grid coordinates, drillhole orientations with down hole deviation surveys and assay intervals with elemental analyses.  The appropriate codes for missing samples and no recovery were used during the modeling procedures.

The database contains information from 116 drillholes totaling 62,384ft combined with an additional 499 continuous channel samples totaling 1,863ft.  The drilling and sampling campaigns were conducted over ten years and were organized in 9 Series.  The maximum drillhole depth is 2,300ft and the average is 538ft.  Most holes were drilled inclined steeply over a wide range of azimuth directions and dip angles.  Twenty five percent of the holes were surveyed for down hole deviations using either acid dip tests, single shots or gyroscopic surveys.  In relation to total drillhole depth, none of the holes 0-500ft long were surveyed, 32% of the holes 500-999ft long were surveyed and 81% of the holes 1000-2300ft long were surveyed.

15.3	Geology

The dominant controls on gold, silver, lead and zinc mineralization at the Cross Mine are structural channeling along dilatational fault and vein planes within an environment chemically favorable for the precipitation of electrum and base metal sulfides.  Deep-seated regional structures appear to have been active at the time of mineralization and have played a vital role in the structural preparation of the host rocks and channeling of the mineralizing fluids.

Individual veins range in width from inches to tens of feet and consist of open space fill zones containing quartz and disseminated sulfides flanked by less mineralized alteration halos.  To date, a total of 14 main veins, each of which average 3ft in true thickness along 300ft of strike length and 350ft of down dip extent.  Altered host rocks within and adjacent to veins typically show limited mineralization due to a lesser amount of rock fracturing and open space fill.  The veins are distributed within two main sets, those which strike predominately east-west to northwest-southeast and those striking north-northeast.  Significant mineralization also occurs within smaller vein structures or breccia zones that have not yet been thoroughly tested or correlated into larger structures.  The main veins and the smaller veins were each estimated using different modeling procedures.

15.4	Block Model

The block model was constructed within the mine grid easting and northing coordinates and true elevation limits listed in Table 15.4.1.  A 3ft cubic block size was chosen as an appropriate dimension for an underground smallest mining unit.  Historical underground workings were digitized from four main levels and ten sublevels surveyed and mapped in 1988.  Raises and

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stopes were also digitized from these same surveys.  Three dimensional solids were created from this information assuming that drift backs were 8ft high and that stopes and raises extended half way to the level above if they were not mapped on upper levels.  It is unlikely that 100% of the actual underground development has been documented.  SRK does not think that enough undocumented workings exist to presents a material risk in the current resource estimate.  All underground development was coded into the block model, it was not assigned grade and was assigned a density of zero.

Table 15.4.1:  Block Model Limits

Orientation	Minimum (ft)	Maximum (ft)	Block Dimension (ft)
Easting	8,600	10,200	3
Northing	9,900	10,700	3
Elevation	8,700	10,000	3

15.5	Compositing

The raw gold and silver assay data was first plotted on histogram and cumulative distribution graphs to understand its basic statistical distribution.  The gold histogram shows a strong positive skewness and the cumulative distribution curve illustrates a continuous population set with a distinct break in continuity at 35g/t Au.  The silver histogram shows a similar positive skewness and its cumulative distribution curve illustrates a continuous population set with a distinct break in continuity at 800g/t Ag.  The original assay lengths range from 0.1 to 21ft with an average of 3.4ft.  For the modeling, these were composited down hole into 3ft lengths with breaks at the vein boundaries.  All un-sampled intervals were assigned a zero grade.  During the grade estimation, the composited gold values were capped at 35g/t resulting in 9 composites ranging between 39g/t and 91.5g/t Au being reduced to 35g/t Au.  The composited silver values were capped at 800g/t resulting in 22 composites ranging between 820g/t and 1,935g/t Ag being reduced to 800g/t Ag.  Further capping was applied to certain metals in certain veins during the model validation as discussed in Section 15.9.  The mineralization at the Cross Mine caries a significant silver credit.

15.6	Specific Gravity

SRK conducted a specific gravity study on the drill core to be used for this resource estimation.  A total of 44 samples were selected from a range of mineralization grades within seven different veins and a variety of depths.  These included:  13 samples from material with less than 1.0g/t Au; 6 samples from material with Au grades between 1.0-3.0g/t and 25 samples from material with Au greater than 3.0g/t.  The SG testing was conducted by ALS Chemex in Reno Nevada, an accredited testing laboratory.  The results showed that the no-grade/low-grade material has a slightly lower density than the higher grade material.  For this study, all non-vein and un-mineralized material was assigned a density of 2.635 g/cm3(0.08230st/ft3) and all vein or mineralized material was assigned a density of 2.649g/cm3(0.08273st/ft3).  Specific gravity was assigned in the block model based on the block centroid locations within the vein wire frame solids and the indicator value assigned for the non-vein material as discussed below.

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15.7	Variogram Analysis

The grade estimation was conducted using two different methods depending on weather the mineralized material was enclosed within a major vein or not as described in Section 15.8.  Since not all mineralization is hosted within mapable veins, a conditional indicator approach was used to estimate grade within the non-vein material.  Indicator flags were assigned to the composites based on an Au equivalent value of 2.0g/t

The variogram analysis was conducted on three variables including: Au composites, Ag composites and indicator values.  These analyses were differentiated into two different domains based to the vein orientations.  The north domain includes the east-west and northwest-southeast striking, Rare Metals, North Rare Metals, Apache, North Apache and Potosi Veins.  The south domain includes all of the remaining veins which are striking mainly north-northeast.  In each of the domains, variograms were constructed using Vulcan software along all directions within the plane of the mineralization for each of the three composite groups.  The resulting range, nugget and sill differential values are presented in Table 15.7.1 below.

Table 15.7.1:  Variogram Results for the Cross Mine

Domain/ Orientation	Variable	Range (ft)	Nugget	C1 Sill Differential
North/ Azimuth 114°, Vertical	Au Composites	60	9	32.5
North/ Azimuth 114°, Vertical	Ag Composites	95	5000	50,000
North/ Azimuth 114°, Vertical	Indicator Flags	30	0.020	0.023
South/ Azimuth 20°, Vertical	Au Composites	40	13	41
South/ Azimuth 20°, Vertical	Ag Composites	75	4000	16,600
South/ Azimuth 20°, Vertical	Indicator Flags	21	0.037	0.038

15.8	Grade Estimation

Geologic hard boundaries were used to confine the grade estimation within the main vein structures and a categorical indicator method was used to estimate the mineralization outside of the main vein structures.  The vein wireframe shapes were constructed by level plans using the mapping available from Barrett and Schuiling (1988) and Holland (1994) combined with drill hole composite data.  This resulted in the delineation of 14 distinct vein structures as described previously in Section 7.1.

The grade estimation of the mineralized material not included within the main vein structures was conducted using a categorical indicator approach due to the strong spatial grade variability seen in the drilling data.  This method first separates the composite data into lower grade and higher grade groups based on an appropriate cut-off value, in this case 2.0g/t-Au.  Indicator values are then flagged into the composite data such that values below 2.0g/t-Au are flagged with a “0” and those above are flagged with a “1”.  These composite indicators values are then interpolated into the block model thus creating indicator block values between 0 and 1.  The indicator values were interpolated by Ordinary Kriging using the nugget and C1 sill differential parameters listed above in Table 4.6.1.  A min/max of 1/3 composites with no octant restriction was used.  The estimation in the north domain was allowed to search within a 25ft x 25ft x 2ft ellipsoid, oriented within the mineralization plane striking 114° and dipping -90°.  In the South domain, the estimation was allowed to search within a 21ft x 21ft x 2ft ellipsoid, oriented within the mineralization plane striking 20° and dipping -90°.  The interpolation criteria were derived

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mainly from numerous trials and visual inspection of the results combined with the variogram analysis of the indictor flags.

This procedure effectively assigns a probability to each block as to whether it would be above the 2.0g/t-Au cut-off.  Blocks assigned with a value of 0.1 have a 10% probability, a 0.5 have 50% probability and those with a 1.0 have a 100% probability.  For this model, all blocks assigned with a value of 0.3 or 30% probability and above, are considered to be within the 2.0g/t-Au grade shell.  The composites are next flagged with the interpolated block indicator values so that all composites located within the grade shell can be selected during the grade interpolation.  The flagging procedure forces the grade interpolation to use all composites located within the indicator blocks regardless of the grade.  The categorical indicator technique precludes the necessity of creating very complex wire frame grade shells to control grade assignment.

The next step was to run Au and Ag grade interpolations within the veins and indicator blocks of the two orientation domains.  Blocks within each vein were estimated using only composite data from within that same vein.  Numerous grade estimations were conducted using a variety of different modeling criteria.  The results of each estimation, were analyzed by point validation.  This procedure removes a drillhole from the database and then estimates grade for all the composites within it.  It then removes the next drillhole etc. until all composites have been estimated.  An x-y scatter plot is then constructed from the estimated versus actual grades to evaluate the correlation.  Numerous point validation runs are made to test the effects of different of min/max composites per block, octant search limitations and minimum number of drillholes required to assign grade.  Once an optimal set of estimation parameters are determined by point validation, the actual grade interpolation is then conducted.

For the Au and Ag grade assignment, the veins and indicator blocks within the north domain were allowed to search within a 40ft x 40ft x 25ft ellipsoid, oriented within the mineralization plane striking 114° and dipping -90°.  In the South domain the estimation was also allowed to search within a 40ft x 40ft x 25ft ellipsoid, oriented within the mineralization plane striking 20° and dipping -90°.  All block were estimated using a minimum of 1 and maximum of 8 composites per block.  No restriction was placed on the number of drillholes required to assign grade and no octant restriction was used.  The search ellipsoids are based somewhat on the variography but also on the author’s evaluation of what is appropriate for the deposit.  The low minimum number of composites per block and the relatively short search ranges were used to allow grade assignment in areas of sparse drilling and to avoid excess estimation in unwarranted areas.  These techniques were chosen to try to emulate the vein style of mineralization and prevent grade dilution into excessive blocks.

15.9	Block Model Validation

The Cross Mine model was verified using two procedures.  First, the interpolated block grades were visually checked on sections and bench plans for comparison to the composite assay grades.  Second, statistical comparisons were made between the interpolated block data, and the 3ft composite data within each of the veins and indicator domains.  The statistical comparisons showed that the original capping levels of 35gtp Au and 800g/t Ag were appropriate for most of the veins however, several of the veins required further capping.  This issue was seen within the veins and domains where there was relatively limited data and a few high grade intercepts were being used to estimate too many blocks.  More restricted capping was applied to these veins and the model was then rerun and then re-verified.  Five veins were further capped as follows: North

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Rare Metals Au=14g/t, Ag=250g/t; Juliet Ag=75g/t; West Hopewell Ag=400g/t; East Hopewell Au=10g/t, Ag=50g/t and the North Domain Indicator blocks Ag=450g/t.  The results of the final model validation are presented below in Table 15.9.1

Table 15.9.1:  Statistical Comparisons of Au g/t and Ag g/t within Composite Assays and Block Model Assays of Each Vein and Model Domain

Vein/Domain	Variable	Mean Au g/t	# of values	Mean Ag g/t	# of values
Apache	Comps	3.7	232	117	234
	Blocks	3.4	14,721	84	15,355
North Apache	Comps	9.8	63	136	63
	Blocks	6.5	3,802	98	3,789
Potosí	Comps	2.8	138	170	141
	Blocks	2.4	4,547	89	4,537
North Rare Metals	Comps	5.7	28	127	28
	Blocks	5.6	2,538	118	2,532
Rare Metals	Comps	9.0	181	218	178
	Blocks	6.9	14,283	109	13,567
Juliet	Comps	4.2	93	28	79
	Blocks	4.1	4,694	26	4,606
West Romeo	Comps	8.8	104	54	104
	Blocks	7.9	3,663	38	3,719
East Romeo	Comps	6.3	164	67	161
	Blocks	6.1	4,992	57	4,881
Arapaho	Comps	5.6	55	99	52
	Blocks	3.9	3,311	81	3,302
Crown Point	Comps	7.3	156	108	144
	Blocks	6.3	6,596	89	6,451
Crown Cross	Comps	5.2	32	41	32
	Blocks	4.6	1,115	31	1,115
Cross	Comps	5.2	119	73	118
	Blocks	4.2	3,461	58	3,454
West Hopewell	Comps	5.1	32	65	33
	Blocks	4.1	2,362	59	2,367
East Hopewell	Comps	5.4	25	19	25
	Blocks	5.3	3,622	18	3,622
North Domain Indicator	Comps	3.7	449	65	450
	Blocks	3.3	27,777	64	27,655
South Domain Indicator	Comps	4.4	681	32	653
	Blocks	4.1	32,554	29	32,485

15.10	Resource Classification

The Mineral Resources are classified under the categories of Measured, Indicated and Inferred according to CIM guidelines.  Classification of the resources reflects the relative confidence of the grade estimates.  This is based on several factors including; sample spacing relative to geological and geo-statistical observations regarding the continuity of mineralization, data verification to original sources, specific gravity determinations, accuracy of drill collar locations,

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accuracy of topographic surface, quality of the assay data and many other factors, which influence the confidence of the mineral estimation.  No single factor controls the resource classification rather each factor influences the end result.  Generally, most of the factors influencing the resource classification in the Cross Mine are positive.  The resources have been classified as indicated and inferred based primarily on sample spacing as indicated by drilling density and underground development.  For the resource classification, a solid shape was constructed around the core of the deposit where most drillholes are spaced less than 50ft apart and the veins have been exposed, mapped and channel sampled.  All blocks located within this area were classified as indicted and all blocks located outside of it were classified as inferred.  Figure 15-1 is a 3-D view showing the extents of the Indicated Resource boundary

15.11	Mineral Resource Statement

The Cross Mine mineral resource statement is presented below in table 15.11.1.  The results reported in the resource statement have been rounded to reflect the approximation of grade and quantity which can be achieved at this level of resource estimation.

The resource is reported at a 0.2oz/st Au cut-off based on a mining cost of US$85.00/st, a transport cost of US$45.00/st, a crushing and processing cost of US$132.00/st, recovery of 95%, G&A cost of $32.00/st and a US$1,200/oz Au value.  The effective date of the Mineral Resource estimate is February 8, 2011.

Table 15.11.1:  Cross Mine Mineral Resource Statement

Resource Category	Au oz/st Cut-off	kst	Au Grade (oz/st)	Ag Grade (oz/st)	Contained Au (oz)	Contained Ag (oz)
Indicated	0.2	33	0.360	5.4	11,824	175,170
Inferred	0.2	32	0.335	2.2	10,850	71,860

Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.  Mineral Resource estimates do not account for mineability, selectivity, mining loss and dilution.  These Mineral Resource estimates include Inferred Mineral Resources that are normally considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves.  There is also no certainty that these Inferred Mineral Resources will be converted to Measured and Indicated categories through further drilling, or into Mineral Reserves, once economic considerations are applied.

15.12	Mineral Resource Sensitivity

The grade tonnage distributions of the indicated and inferred mineral resources at the Cross Mine are presented in Tables 15.12.1 and 15.12.2 and Figures 15-2 and 15-3.

Table 15.12.1:  Cross Mine Indicated Mineral Resource Sensitivity

Au oz/st Cut-off	kst	Au Grade (oz/st)	Ag Grade (oz/st)	Contained Au (oz)	Contained Ag (oz)
0.10	71.3	0.242	3.71	17,240	264,547
0.15	46.7	0.304	4.60	14,211	214,862
0.20	32.8	0.360	5.34	11,824	175,168
0.25	24.4	0.407	5.95	9,929	145,052
0.30	19.1	0.444	5.83	8,469	111,185

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Table 15.12.2:  Cross Mine Inferred Mineral Resource Sensitivity

Au oz/st Cut-off	kst	Au Grade (oz/st)	Ag Grade (oz/st)	Contained Au (oz)	Contained Ag (oz)
0.10	80.3	0.218	1.74	17,543	139,720
0.15	48.1	0.282	2.12	13,552	101,965
0.20	32.4	0.335	2.22	10,848	71,859
0.25	22.0	0.386	2.48	8,516	54,704
0.30	14.7	0.443	2.89	6,513	42,495

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Figure 15-1:  Cross Project 3-D View of Indicated Resource Boundary

9900 L
9800 L
9700 L
9600 L
9500 L
9400 L
9300 L
9200
9800 E
9900 E
9000 E
9100 E
9200 E
9300 E
9400 E
9500 E
9600 E
9700 E
9800 E
9900 E
DRILL : AUEQ_PPM
DRILL : AUEQ_PPM
0.000 <= < 3.000
3.000 <= < 5.000
5.000 <= < 8.000
8.000 <= < 1000.000

Shown in Light Purple, Existing Mine Working Shown in Dark Red, Drill Traces also shown

SRK Consulting Engineers and Scientists	Cross Project, Boulder County, Colorado	Cross Project 3-D View of Indicated Resource Boundary		
SRK Job No.: 161800.050				
File Name: Figure 15-1		Date: 08/26/11	Approved: BaS	Figure: 15-1

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Figure 15-2:  Grade versus Tonnage Relations within the Indicated Mineral Resource at the Cross Project

Indicated Resource
Grade vs Tonnage
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
-
K Tons
0.500
0.450
0.400
0.350
0.300
0.250
0.200
Au oz/ton
0.1
0.15
0.2
0.25
0.3
Cut-Off Au oz/ton
kTons
Au Oz/ton

SRK Consulting Engineers and Scientists	Cross Project, Boulder County, Colorado	Grade versus Tonnage Relations within the Indicated Mineral Resource at the Cross Project
SRK Job No.: 161800.050		Date: 08/26/11
File Name: Figure 15-2		Approved: BaS
		Figure: 15-2

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Figure 15-3:  Grade versus Tonnage Relations within the Inferred Mineral Resource at the Cross Project

Inferred Resource
Grade vs Tonnage
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
K Tons
0.500
0.450
0.400
0.350
0.300
0.250
0.200
Au oz/ton
0.1
0.15
0.2
0.25
0.3
Cut-Off Au oz/ton
kTons
Au Oz/ton

SRK Consulting
Engineers and Scientists

SRK Job No.: 161800.050

File Name: Figure 15-3

Cross Project,
Boulder County, Colorado

Date: 08/26/11 | Approved: BaS

Figure: 15-3

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16	Other Relevant Data and Information (Item 20)

There is no other relevant data or information to include in this report.

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17	Interpretation and Conclusions (Item 21)

17.1	Exploration

The 1982-1998 exploration programs were responsible for advancing the Cross Mine from an under explored condition to that which can support a NI43-101 resource estimation.  These programs mapped, sampled and diamond core drilled extensions to all known veins, discovered several new veins and indicated several areas of anomalous mineralization.  The exploration programs were well thought out and conducted in a professional manner.

Drilling was conducted by reputable contactors and most of the deeper drillholes were surveyed for down hole deviation.  The core was logged, split and sampled properly.  All samples were analyzed using appropriate assay procedures of the time.  The drill logging and assay results were correctly compiled onto cross-sections.

The exploration work resulted in the delineation of anomalous gold mineralization located within at least 14 veins, each of which average 3ft (1m) in true thickness along 300ft (91m) of strike length and 350ft (107m) of down dip extent.  The drilling and assay results of the exploration work described above were subsequently incorporated into historical resource estimates (Barrett and Schuiling (1988), Barrett (1990), Rescan (1996), Akright (1998), Stevens (1998) as discussed in Section 4.3.

17.2	Analytical and Testing Data

SRK is of the opinion that the analytical work performed by the Skyline, Cone, Root and Simpson and Barringer Labs on the Cross mineralization was good, and suitable for use in resource estimation.  The fire assay with an atomic absorption finish method is commonly used for gold and silver analysis today.

There are no references in any of the documents supplied to SRK pertaining to security procedures in effect at the drill site and field camp.  During the late 1980’s and 1990’s it was not a standard component of project reporting to document these routines of the project operation.  Industry and corporate standards have always been to prohibit any outsiders to handle or inspect fresh drill core at any stage of exploration operations.  The drill core is typically picked up at the drill site by the geologist or designated assistant, or delivered by the driller at the end of shift.  At the core logging facility, only the geologist and assistant help are permitted to handle and prepare the core.  Transportation of the split bagged core to a laboratory facility is usually handled by commercial carriers in bulk form in boxes, larger sacks, pallets, or buckets.

SRK assumes the drill core for the 1982-1998 program was handled in the accustomed industry manner by drill contractors, geologists, and transportation carriers, and was not compromised by outsiders.

Operators during the 1987 to 1993 exploration programs conducted duplicate assay analysis of core pulps.  The results of this work showed that neither Skyline Labs nor Cone Geochemical reported any systematic bias in their results.

17.3	Resource Estimation

The Cross Mine resource estimation is based on information from 116 drillholes totaling 62,384ft combined with an additional 499 continuous channel samples totaling 1,863ft.  The drillhole database was completed and verified by SRK personnel and is determined to be of high

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quality.  The resource estimation employed wire frame solids shapes of the 14 main veins and a categorical indicator technique to develop a 2.0g/t Au grade shell for mineralization not encompassed by the main veins.  The model blocks are uniform 3.0ft x 3.0ft x 3.0ft cubes and all block grade estimates were made using 3.0ft down hole composites.  An Ordinary Kriging grade estimation algorithm was employed using a minimum of 1 and a maximum of 8 composites with no octant search restriction and no restriction on the number of drillholes.

The results of the resource estimation provided a CIM classified Indicated Mineral Resource of 33kst of material with an average grade of 0.360oz/st Au and an additional Inferred Mineral Resource of 32kst of material with an average grade of 0.335oz/st Au both using a 0.2oz/st Au cut-off.  The quality of the Cross Mine drilling and sampling data is very good and the Mineral Resource was classified mainly according to the general drillhole spacing and underground sampling on the veins.

17.4	Summary

SRK was commissioned by Calais to prepare a NI 43-101 compliant Technical Report on Resources for the Project including a description and evaluation of historical exploration work and a resource estimate categorized by CIM guidelines.  This objective has been met.  The historical data was found to be collected and documented by appropriate techniques and verified by modern standards in sufficient detail to support the mineral resource estimation of this report.

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18	Recommendations (Item 22)

18.1	Recommended Work Programs

Infill and step out drilling continuing west along the Apache/Golconda veins and along the Anaconda veins should be completed at the Cross Mine area.  This would be the first phase of a comprehensive drilling program to estimate resources.

Additional drill programs, should then focus on the No Name Vein, the Caribou Park Zone, the Pandora/Pomoroy Mountain Veins, the Idaho Hill Veins, and the area between the Boulder County and Cross Mine.

18.1.1 Costs

Table 18.1.1 shows a proposed budget for recommended phase 1 drilling program

Table 18.1.1:  Phase I and Phase II Drilling Recommendations

Phase I Drilling Program
Core Drilling Apache/Golconda and Anaconda (60,000ft)	Year 1	US$2,400,000
Project management and general overhead		US$250,000
Total	12 Months	US$2,650,000
Phase II Resource Evaluation
NI 43-101 Technical Report	3 Months	$150,000

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19	References (Item 23)

Akright, R.L. (1998), Gold and Silver Resource Review-Cross and Caribou Mines Area-Boulder County, Colorado, Internal company report June 1998, 11p plus appendices

Barrett, L.F. and Schuiling, W.T. (1988), Project Status and Recommendations for Continued Evaluation of the Cross Mine, Internal company report, June 14, 1988, 117p plus appendices

Barrett, L.F. (1990), Immediate Mine Area Resources- Cross Mine- Boulder Co, Colorado, Internal company report, 5p plus appendices

Blakey, R.C. (October, 1997), Paleogeography of the Southwestern U.S., Geologic Society of America Presentation October 1997, www2.nau.edu/rcb7/paleogeowus.html

Burlingame, W.E. (July 19, 1939), Report on the Property of the Cross Gold Mining Company, Caribou, Colorado, Internal company report, July 19, 1939. 13p

Dentler, P.L. (1984), Geology and Ore Deposits of the Cross Mine, Bolder Co, Colorado, unpublished MSc thesis, University of Colorado, 108p

Finion, L.R. (1992), Petrology, Paleostratigraphy, and paleotectonics of a Proterozoic Metasedimentary and Metavolcanic Sequence in the Colorado  Front Range, unpublished MSc. Thesis, Colorado School of Mines, 283p

Forster, E.L. and Carroll, C.M. (July 2, 1890), Report to Mr. George teal on the Cross Gold Mine, Internal company report, July 2, 1890, 6p

Francis, K.A., (1987), Geology and Geochemistry of the Caribou Mine, Boulder Co. Colorado, unpublished MSc thesis, University of Colorado, 120p

Gable D.J., (1984), Geologic Setting and Petrochemistry of the Late Cretaceous-Early Tertiary Intrusives in the Northern Front Range Mineral Belt, Colorado, United States Geologic Survey Professional Paper 1280, 33p

Geller, B.A., (1993), Mineralogy and Origin of the Telluride Deposits in Boulder Co. Colorado, unpublished PhD. Dissertation, University of Colorado, 731p

Hedge, C.E., Peterman, Z.E., and Braddock, W.A. (1967), Age of the Major Precambrian Regional Metamorphism in the Northern Front Range, Colorado, Geological Society of America Bulletin, v 78, p 551-558

Hendricks, T. S. (1991), The Cross Gold Mine-An Update, Hendricks Mining Co. internal company report June 1, 1991. 4p

Hendricks, T.S. (1998), Historic Summary-Caribou District Mines- Hendricks mining Co.- Caribou, Colorado, Internal company report January 12, 1998. 5p

Jansen, G.L., (1984), Petrographic Data on the Cross Gold Mine, unpublished United States Bureau of Mines Report, 22p

Jobodwana, M., (1991), Geochemistry, Ore Mineralogy and Hydrothermal Alteration of the Cross Gold Mine, unpublished MSc thesis, University of Colorado, 128p

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Joyce, J.T. (1927), Bureau of Mines Inspectors Report, State of Colorado Bureau of Mines, June 18th 1927, 2p

Joyce, J.T. (1932), Bureau of Mines Inspectors Report, State of Colorado Bureau of Mines, January 5th 1932, 2p

Lovering, T.S. and Goddard, E.N., (1950), Geology and Ore Deposits of the Front Range, Colorado, United States Geological Survey Professional Paper  #223, 319p

Marvin, R.R., Young, E.J. Mehnert, H.H. and Naeser, C.W. eds (1974), Summary of Radiometric Age Determinations on Mesozoic and Cenozoic Igneous Rocks and Uranium Base Metal Deposits in Colorado, Isochron/West, no. 11, 41p

Miller, H.W., (1983), Mineralogical Report on the Caribou Mine, Boulder Co. Colorado, internal company report Hendricks Mining Co. Inc., 3p

Moore, F.B., Cavender, W.S. and Kaiser, E.P., (1957), Geology and Uranium Deposits of the Caribou Area, Boulder Co. Colorado, United States Geological Survey Bulletin 1030-N, 21p

Panteleyev, A., (1988), A Canadian Cordilleran Model for Epithermal Gold-Silver Deposits, Ore Deposit Models Geological Association of Canada Special reprint Series, 13p

Stevens, M.G. (1998), Cross/Caribou Mines Geologic Resource Calculation Review-PAH Project No 9219.00, Internal company report, July 17, 1998, 8p

Teal, G.H. (1937), Brief report on Mining Properties of the Cross Mining Company, Caribou Colorado, Internal company report, February 1, 1937. 11p

Turnburke Associates, (August 29, 2007), Town of Nederland Colorado Strategic Master Plan, Public document Turnburke Associates Landscape Architectural Planning, August 29, 2007, 27p

Tweto, O and Sims P.K. (1963), Precambrian Ancestor of the Colorado Mineral Belt, Geological Society of America Bulletin, v 74, no. 8, p 991-1014

Watts, Griffis and McQuat Ltd (July 7, 1983), Assessment of the Caribou District Mining Properties Caribou Colorado for North American Power Petroleums Inc., internal company report July 7, 1983, Toronto Canada, 20p

Wilson, A.B. and Sims, P.K. (2003), Colorado Mineral Belt Revisited-An Analysis of New Data, United States Geological Survey Open File Report 03-046, 4 p plus plates

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20	Glossary and Abbreviations

20.1	Mineral Resources and Reserves

20.1.1 Mineral Resources

The mineral resources and mineral reserves have been classified according to the “CIM Standards on Mineral Resources and Reserves: Definitions and Guidelines” (December 11, 2005).  Accordingly, the Resources have been classified as Measured, Indicated or Inferred, the Reserves have been classified as Proven, and Probable based on the Measured and Indicated Resources as defined below.

A Mineral Resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes.

An ‘Indicated Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

A ‘Measured Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that are spaced closely enough to confirm both geological and grade continuity.

20.1.2 Mineral Reserves

A Mineral Reserve is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This Study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.  A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

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A ‘Probable Mineral Reserve’ is the economically mineable part of an Indicated, and in some circumstances a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

A ‘Proven Mineral Reserve’ is the economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

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20.2	Glossary

Table 20.2.1:  Glossary

Term	Definition
Assay:	The chemical analysis of mineral samples to determine the metal content.
Capital Expenditure:	All other expenditures not classified as operating costs.
Composite:	Combining more than one sample result to give an average result over a larger distance.
Concentrate:	A metal-rich product resulting from a mineral enrichment process such as gravity concentration or flotation, in which most of the desired mineral has been separated from the waste material in the ore.
Crushing:	Initial process of reducing ore particle size to render it more amenable for further processing.
Cut-off Grade (CoG):	The grade of mineralized rock, which determines as to whether or not it is economic to recover its gold content by further concentration.
Dilution:	Waste, which is unavoidably mined with ore.
Dip:	Angle of inclination of a geological feature/rock from the horizontal.
Fault:	The surface of a fracture along which movement has occurred.
Footwall:	The underlying side of an orebody or stope.
Gangue:	Non-valuable components of the ore.
Grade:	The measure of concentration of gold within mineralized rock.
Hangingwall:	The overlying side of an orebody or slope.
Haulage:	A horizontal underground excavation which is used to transport mined ore.
Hydrocyclone:	A process whereby material is graded according to size by exploiting centrifugal forces of particulate materials.
Igneous:	Primary crystalline rock formed by the solidification of magma.
Kriging:	An interpolation method of assigning values from samples to blocks that minimizes the estimation error.
Level:	Horizontal tunnel the primary purpose is the transportation of personnel and materials.
Lithological:	Geological description pertaining to different rock types.
LoM Plans:	Life-of-Mine plans.
LRP:	Long Range Plan.
Material Properties:	Mine properties.
Milling:	A general term used to describe the process in which the ore is crushed and ground and subjected to physical or chemical treatment to extract the valuable metals to a concentrate or finished product.
Mineral/Mining Lease:	A lease area for which mineral rights are held.
Mining Assets:	The Material Properties and Significant Exploration Properties.
Ongoing Capital:	Capital estimates of a routine nature, which is necessary for sustaining operations.
Ore Reserve:	See Mineral Reserve.
Pillar:	Rock left behind to help support the excavations in an underground mine.
RoM:	Run-of-Mine.
Sedimentary:	Pertaining to rocks formed by the accumulation of sediments, formed by the erosion of other rocks.
Shaft:	An opening cut downwards from the surface for transporting personnel, equipment, supplies, ore and waste.
Sill:	A thin, tabular, horizontal to sub-horizontal body of igneous rock formed by the injection of magma into planar zones of weakness.
Smelting:
A high temperature pyrometallurgical operation conducted in a furnace, in which the valuable metal is collected to a molten matte or doré phase and separated from the gangue components that accumulate in a less dense molten slag phase.

Stope:	Underground void created by mining.
Stratigraphy:	The study of stratified rocks in terms of time and space.
Strike:	Direction of line formed by the intersection of strata surfaces with the horizontal plane, always perpendicular to the dip direction.
Sulfide:	A sulfur bearing mineral.
Tailings:	Finely ground waste rock from which valuable minerals or metals have been extracted.
Thickening:	The process of concentrating solid particles in suspension.
Total Expenditure:	All expenditures including those of an operating and capital nature.
Variogram:	A statistical representation of the characteristics (usually grade).

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Abbreviations

All currency is in U.S. dollars.  Market prices are reported in US$ per troy oz of gold and silver.  Tons are imperial short or 2,000lbs, unless otherwise stated.  The following abbreviations are typical mining terms that may be used in this report.

Table 20.2.2:  Abbreviations

Abbreviation	Unit or Term
A	ampere
AA	atomic absorption
A/m2	amperes per square meter
Ag	silver
Au	gold
°C	degrees Centigrade
CCD	counter-current decantation
CIL	carbon-in-leach
CoG	cut-off grade
cm	centimeter
cm2	square centimeter
cm3	cubic centimeter
cfm	cubic feet per minute
CRec	core recovery
CTW	calculated true width
°	degree (degrees)
dia.	diameter
EIS	Environmental Impact Statement
EMP	Environmental Management Plan
FA	fire assay
ft	foot (feet)
ft2	square foot (feet)
ft3	cubic foot (feet)
g	gram
gal	gallon
g/L	gram per liter
g-mol	gram-mole
gpm	gallons per minute
g/st	grams per short ton
ha	hectares
HDPE	Height Density Polyethylene
hp	horsepower
HTW	horizontal true width
ICP	induced couple plasma
ID2	inverse-distance squared
ID3	inverse-distance cubed
IFC	International Finance Corporation
ILS	Intermediate Leach Solution
kA	kiloamperes
kg	kilograms
km	kilometer
km2	square kilometer
koz	thousand troy ounce
kst	thousand short tons
kstpd	thousand short tons per day
kstpy	thousand short tons per year
kV	kilovolt
kW	kilowatt
kWh	kilowatt-hour
kWh/st	kilowatt-hour per short tons
L	liter
Lps	liters per second

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Calais Resources Inc. Consolidated Caribou Project	20-5 NI 43-101 Technical Report on Resources

lb	pound
LHD	Long-Haul Dump truck
LLDDP	Linear Low Density Polyethylene Plastic
LOI	Loss On Ignition
LoM	Life-of-Mine
m	meter
m2	square meter
m3	cubic meter
mt	metric tonne
masl	meters above sea level
mg/L	milligrams/liter
mm	millimeter
mm2	square millimeter
mm3	cubic millimeter
MME	Mine & Mill Engineering
Moz	million troy ounces
mt	metric tonnes
Mt	million tons
MTW	measured true width
MW	million watts
m.y.	million years
NI 43-101	Canadian National Instrument 43-101
oz	troy ounce
oz/st	ounces per short tons
%	percent
PMF	probable maximum flood
ppb	parts per billion
ppm	parts per million
QA/QC	Quality Assurance/Quality Control
RC	rotary circulation drilling
RoM	Run-of-Mine
s	second
SG	specific gravity
st	short ton (2,000 pounds)
t	ton (2,204.6 pounds)
tph	tons per hour
tpd	tons per day
tpy	tons per year
TSF	tailings storage facility
µm	micron or microns
V	volts
VFD	variable frequency drive
W	watt
XRD	x-ray diffraction
yr	year

SRK Consulting (U.S.), Inc. Caribou_NI 43-101_Resources_161800.050_KG_006.doc	August 29, 2011

Appendix A

Certificate of Author

SRK CONSULTING	SRK Consulting (U.S.), Inc. 7175 West Jefferson Avenue, Suite 3000 Lakewood, CO USA 80235 denver@srk.com www.srk.com Tel: 303.985.1333 Fax: 303.985.9947

CERTIFICATE of AUTHOR

I, Bart A. Stryhas Ph.D. CPG # 11034 do hereby certify that:

1.	I am a Principal Resource Geologist of:

SRK Consulting (U.S.), Inc.
7175 W. Jefferson Ave, Suite 3000
Denver, CO, USA, 80235

2.
I graduated with a Doctorate degree in structural geology from Washington State University in 1988.  In addition, I have obtained a Master of Science degree in structural geology from the University of Idaho in 1985 and a Bachelor of Arts degree in geology from the University of Vermont in 1983.

3.	I am a current member of the American Institute of Professional Geologists.

4.
I have worked as a Geologist for a total of 23 years since my graduation from university with experience in minerals exploration, mine geology, project development and resource estimation.  I have conducted resource estimations since 1988 and have been involved in technical reports since 2004.

5.
I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for all sections of the report titled “Updated NI 43-101 Technical Report on Resources, Calais Resources Inc., Consolidated Caribou Project, Boulder County, Colorado, USA” and dated August 29, 2011 (the “Technical Report”) relating to the Caribou Consolidated Project.  I visited the Caribou Consolidated property on February 20, 2008.

7.
I have had prior involvement with the property that is the subject of the Technical Report.  I was the QP responsible for all sections of the report titled “NI 43-101 Technical Report on Exploration, Calais Resources Inc., Consolidated Caribou Project, Boulder County, Colorado, USA” and dated February 8, 2011 relating to the Caribou Consolidated Project

Group Offices: Africa Asia Australia Europe North America South America	Canadian Offices: Saskatoon 306.955.4778 Sudbury 705.682.3270 Toronto 416.601.1445 Vancouver 604.681.4196 Yellowknife 867.445.8670	U.S. Offices: Anchorage 907.677.3520 Denver 303.985.1333 Elko 775.753.4151 Fort Collins 970.407.8302 Reno 775.828.6800 Tucson 520.544.3688

SRK Consulting (US), Inc.	Page 2 of 2

8.	I am independent of the issuer applying all of the tests in Section 1.4 of National Instrument 43-101.

9.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

10.
I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

11.
As of the date of the certificate, to the best of the qualified person’s knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 29th Day of August, 2011.

“Signed”
Dr. Bart A. Stryhas

Updated NI 43-101 Technical Report on Resources, Calais Resources Inc., Consolidated Caribou Project, Boulder County, Colorado, USA, February 8, 2011

Dated this 29th Day of August, 2011.

“Signed”                                                                                     “Sealed”

Dr. Bart Stryhas, PhD, CPG                                                     CPG # 11034